Filed Pursuant to Rule 424 (b)(2)
Registration No. 333-158385
PROSPECTUS SUPPLEMENT
(To Prospectus Dated April 2, 2009)
April 9, 2009

HSBC USA Inc.
Prospectus Supplement
Notes, Series 1
We may offer from time to time notes that may pay a rate of interest during the term of the notes and at maturity will pay an amount in cash, securities, commodities, other property or a combination thereof.  The specific terms of any such notes that we offer will be included in the applicable pricing supplement.  If any terms described in the applicable pricing supplement are inconsistent with those described herein or in the accompanying prospectus, the terms described in the applicable pricing supplement will supersede.  The notes will have the following general terms:

•	Payment at Maturity

The applicable pricing supplement will specify the amount that you will receive on the maturity date.

•	Interest Rate and Interest Payments

The notes may have a fixed or floating interest rate or may pay no interest, in each case as specified in the applicable pricing supplement.  Any interest on the notes will be paid on the dates set forth in the applicable pricing supplement.

•	Ranking

The notes will be our direct unsecured obligations and will rank on a parity with all of our other unsecured and unsubordinated debt, except such obligations as are preferred by operation of law.

•	Reference Asset

The principal, interest or any other amounts payable on the notes may be based on price movements in, performance of or other events relating to one or more particular securities, currencies, interest rates, consumer prices, intangibles, goods, articles or commodities, indices or baskets comprised of any of those instruments or measures, or other measures or instruments, including the occurrence or nonoccurrence of any event or circumstance, or a combination thereof.

•	Maturity

The applicable pricing supplement will specify the maturity date.

•	Denominations

Unless otherwise stated in the applicable pricing supplement, the notes will be issued in minimum denominations of $1,000 (or the specified currency equivalent), increased in multiples of $1,000 (or the specified currency equivalent); provided, however, that the minimum purchase for any purchaser domiciled in a member state of the European Union shall be $100,000 (or the specified currency equivalent).

•	Currencies

The applicable pricing supplement will specify whether the notes will be denominated in U.S. dollars or some other currency.

•	Exchangeable

The notes may be optionally or mandatorily exchangeable for securities of an entity that is affiliated or not affiliated with us, for a basket or index of those securities, or for the cash value of those securities in each case, as specified in the applicable pricing supplement.

•	Other Terms

As specified under “Description of the Notes” and in the attached pricing supplement.

INVESTMENT IN THE NOTES INVOLVES CERTAIN RISKS.  SEE “RISK FACTORS” BEGINNING ON PAGE S-3.

Unless otherwise specified in the applicable pricing supplement, the notes will not be listed on any securities exchange.

The notes are not deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.  The notes are not secured.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus.  Any representation to the contrary is a criminal offense.

HSBC Securities (USA) Inc. has agreed to use reasonable efforts to solicit offers to purchase these notes as our agent to the extent it is named in the applicable pricing supplement.  Certain other agents to be named in the applicable pricing supplement may also be used to solicit such offers on a reasonable efforts basis.  The agents may also purchase these notes as principal at prices to be agreed upon at the time of sale.  The agents may resell any notes they purchase as principal at prevailing market prices, or at other prices, as the agents determine.

In this prospectus supplement, “us,” “we,” “our” and “HSBC USA” refer to HSBC USA Inc.

HSBC Securities (USA) Inc.
April 9, 2009

TABLE OF CONTENTS

RISK FACTORS	S-3
Risks Relating to All Note Issuances.	S-3
Additional Risks Relating to Notes With an Equity Security or Equity Index as the Reference Asset.	S-9
Additional Risks Relating to Notes With a Reference Asset That Is a Commodity or a Contract or Index Relating Thereto.	S-11
Additional Risks Relating to Notes That Are Denominated In or Indexed to a Foreign Currency or With a Reference Asset That Is a Foreign Currency or a Contract or Index Relating Thereto.	S-12
Additional Risks Relating to Notes With a Reference Asset That Is a Floating Interest Rate, an Index Containing Floating Interest Rates or Based in Part on a Floating Interest Rate.	S-13
Additional Risks Relating to Notes With a Reference Asset That Is the Consumer Price Index (the “CPI”) or Contains the CPI or Is Based in Part on the CPI.	S-14
Additional Risks Relating to Notes Which Contain a Multiplier.	S-15
Additional Risks Relating to Notes With a Maximum Limitation, Maximum Rate, Ceiling or Cap.	S-15
Additional Risks Relating to Certain Notes With More Than One Instrument Comprising the Reference Asset.	S-15
PRICING SUPPLEMENT	S-16
DESCRIPTION OF NOTES	S-16
SPONSORS OR ISSUERS AND REFERENCE ASSET	S-37
USE OF PROCEEDS AND HEDGING	S-37
CERTAIN ERISA CONSIDERATIONS	S-38
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS	S-39
SUPPLEMENTAL PLAN OF DISTRIBUTION	S-52

RISK FACTORS

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.  Prospective purchasers of the notes should understand the risks of investing in the notes and should reach their own investment decision, only after careful consideration, with their advisors, of the suitability of the notes in light of their particular financial circumstances, the following risk factors and the other information included or incorporated by reference in the applicable pricing supplement, this prospectus supplement and the accompanying prospectus.  Please note that this Risk Factors section has various subcomponents addressing certain additional risk factors relating to specific categories of Reference Assets.  For example, certain additional risk factors relating to Reference Assets comprised of one or more equity securities can be found in the section “—Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset.”  We have no control over a number of matters, including economic, financial, regulatory, geographic, judicial and political events, that are important in determining the existence, magnitude, and longevity of these risks and their influence on the value of, or the payments made on, the notes.  You should not purchase the notes unless you understand and can bear these investment risks.

Risks Relating to All Note Issuances.

Unless you are guaranteed the return of principal or a minimum return you may lose your entire investment.

Unless you are guaranteed the return of principal or a minimum guaranteed return under the applicable pricing supplement, there can be no assurance of the receipt of any amount at maturity.  The payment at maturity is based on changes in the value of the instruments comprising the Reference Asset, which fluctuate and cannot be predicted.  Although historical data with respect to the Reference Asset may be available, the historical performance of the Reference Asset or any of the instruments comprising the Reference Asset should not be taken as an indication of future performance.  No assurance can be given, and none is intended to be given, that any return will be achieved on the notes.

There may not be any secondary market for your notes.

Upon issuance, the notes will not have an established trading market.  We cannot assure you that a trading market for the notes will develop or, if one develops, that it will be maintained.  Although we may apply to list certain issuances of notes on a national securities exchange or the NASDAQ Stock Market, we are under no obligation to do so.  In addition, in the event that we apply for listing, we may not meet the requirements for listing.  We do not expect to announce, prior to the pricing of the notes, whether we will meet such requirements.  Even if there is a secondary market, it may not provide significant liquidity.  While we anticipate that the agent will act as a market maker for the notes, the agent is not required to do so.  If the notes are not listed on any securities exchange and the agent were to cease acting as a market maker, it is likely that there would be no secondary market for the notes.  You therefore must be willing and able to hold the notes until maturity.

You may be required to pay fees in connection with your investment in the notes.

You may be required to pay an additional amount per note (as specified in the applicable pricing supplement) as a commission for services rendered by any of our agents in connection with your initial purchase of the notes.  In addition, to the extent you request that our agent execute a secondary market-making transaction for any of your notes (and the agent agrees to do so), we and our agents may receive a fee in connection with such secondary market-making transaction in addition to any bid-ask spread.  To the extent that the applicable pricing supplement allows you to redeem the notes prior to maturity, you may be required to pay a fee in connection with your early redemption of the notes.  As a consequence of these fees, you may receive, by executing a market-making transaction or an early redemption, less than the full performance of the Reference Asset.

Investors’ yield may be lower than the yield on a standard debt security of comparable maturity.

Periodic payments of interest on the notes, if any, may be lower than interest payments you would receive by investing in a conventional fixed-rate or floating-rate debt security having the same maturity date and issuance date as the notes.  The effective yield to maturity of the notes may be less than that which would be payable on such a conventional fixed-rate or floating-rate debt security.  Even considering a guaranteed minimum return or principal protection, if either is specified in the applicable pricing supplement, any such return at maturity may not compensate the holder for any opportunity cost implied by inflation and other factors relating to the time value of money.

Price or other movements in the instrument or instruments comprising the Reference Asset are unpredictable.

Price or other movements in the instrument or instruments comprising the Reference Asset are unpredictable and volatile, and are influenced by complex and interrelated political, economic, financial, regulatory, geographic, judicial and other factors that can affect the markets in which the relevant instrument or instruments are traded and/or the particular instrument or instruments.  As a result, it is impossible to predict whether the prices or levels of the instrument or instruments comprising the Reference Asset will rise or fall during the term of the notes.  During the term of the notes, the price of the instrument or instruments comprising the Reference Asset may decrease below the initial level.  We cannot guarantee that the price of the instrument or instruments comprising the Reference Asset will rise or fall over the life of the notes or, if the price of the instrument or instruments comprising the Reference Asset does rise or fall, what the level will be on the date or dates that the performance of the notes is determined.

The historical or pro forma performance of the Reference Asset is not an indication of future performance.

The historical or pro forma performance of the instrument or instruments comprising the Reference Asset, which may be included in the applicable pricing supplement, should not be taken as an indication of the future performance of the instrument or instruments comprising the Reference Asset.  It is impossible to predict whether the level of the Reference Asset will fall or rise over the term of the notes.  The trading level or price of the Reference Asset will be influenced by the complex and interrelated economic, financial, regulatory, geographic, judicial, political and other factors that can affect the trading markets on which the instrument or instruments comprising the Reference Asset are traded and/or the value of the notes.

You must rely on your own evaluation of the merits of an investment in the notes.

In connection with your purchase of the notes, we urge you to consult your own financial, tax and legal advisors as to the risks entailed by an investment in notes and to investigate the Reference Asset and not rely on our views in any respect.  You should make such investigation as you deem appropriate as to the merits of an investment in the notes.

The price at which you will be able to sell your notes prior to maturity will depend on a number of factors, and may be substantially less than the amount you had originally invested.

If you wish to liquidate your investment in the notes prior to maturity, your only alternative would be to sell the notes.  At that time, there may be an illiquid market for your notes or no market at all.  Even if you were able to sell your notes, there are many factors outside of our control that may affect the value that you could realize from such a sale.  We believe that the value of your notes will be affected by the value and volatility of the instrument or instruments comprising the Reference Asset, whether or not the trading level or price of the Reference Asset is greater than or equal to the initial level, changes in interest rates, the supply of and demand for the notes and a number of other factors.  Some of these factors are interrelated in complex ways; as a result, the effect of any one factor may be offset or magnified by the effect of another factor.  The price, if any, at which you will be able to sell your notes prior to maturity may be substantially less than the amount you originally invested if, at such time, the trading level or price of the Reference Asset is less than, equal to or not sufficiently above the initial level.  The following paragraphs describe the manner in which we expect the trading value of the notes will be affected in the event of a change in a specific factor, assuming all other conditions remain constant.

•
Reference Asset performance.  We expect that the value of the notes prior to maturity will depend substantially on the relationship between the trading level or price of the Reference Asset and its initial level.  If you decide to sell your notes when the trading level or price differs from the initial level, you may nonetheless receive substantially less than the amount that would be payable at maturity based on that trading level or price because of expectations that the trading level or price will continue to fluctuate until the date or dates that the performance of the notes is determined.

•
Volatility of the Reference Asset.  Volatility is the term used to describe the size and frequency of market fluctuations.  If the volatility of the Reference Asset increases or decreases, the trading value of the notes may be adversely affected.

•
Interest rates.  We expect that the trading value of the notes will be affected by changes in interest rates.  In general, if interest rates increase, the value of the notes may decrease, and if interest rates decrease, the value of the notes may increase.  Interest rates also may affect the economy and, in turn, the value of the Reference Asset, which would affect the value of the notes.

•
Our credit ratings, financial condition and results of operations.  Actual or anticipated changes in our current credit ratings, currently Aa3 by Moody’s Investor Service, Inc. and AA- by Standard & Poor’s Rating Services, as well as our financial condition or results of operations may significantly affect the trading value of the notes.  However, because the return on the notes is dependent upon factors in addition to our ability to pay our obligations under the notes, such as the trading level or price of the Reference Asset, an improvement in our credit ratings, financial condition or results of operations is not expected to have a positive effect on the trading value of the notes.

•
Time remaining to maturity.  A “time premium” results from expectations concerning the value of the Reference Asset during the period prior to the maturity of the notes.  As the time remaining to the maturity of the notes decreases, this time premium will likely decrease, potentially adversely affecting the trading value of the notes.  As the time remaining to maturity decreases, the trading value of the notes may be less sensitive to the price volatility of the instrument or instruments comprising the Reference Asset.

•
Dividend yield, if any.  The value of the notes also may be affected by the dividend yields, if any, on the instrument or instruments comprising the Reference Asset.  In general, because the payment at maturity does not incorporate the value of dividend payments, an increase in dividend yields is likely to reduce the trading value of the notes.  Conversely, a decrease in dividend yields is likely to increase the trading value of the notes.

•
Events affecting or involving the Reference Asset.  Economic, financial, regulatory, geographic, judicial, political and other developments that affect the level of the instruments comprising a Reference Asset, and real or anticipated changes in those factors, also may affect the trading value of the notes.  For example, earnings results of the instrument or instruments comprising a Reference Asset that is or relates to one or more equity securities, and real or anticipated changes in those conditions or results, may affect the trading value of the notes.  Reference Assets relating to equity securities also may be affected by mergers and acquisitions, which can contribute to volatility of the Reference Asset.  As a result of a merger or acquisition involving the Reference Asset, the Reference Asset may be replaced with a surviving or acquiring entity’s securities.  The surviving or acquiring entity’s securities may not have the same characteristics as the company or companies previously comprising the Reference Asset.

•
Agent’s commission and cost of hedging.  The original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes.  Such cost includes our affiliates’ expected cost of providing such hedge and the profit our affiliate expects to realize in consideration for assuming the risks inherent in providing such hedge.  As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which the agent will be willing to purchase notes from you in secondary market transactions will likely be lower than the original issue price.  In addition, any such prices may differ from values determined by pricing models used by the agent as a result of such compensation or other transaction costs.

We want you to understand that the effect of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the value of the notes attributable to another factor, such as an increase in the value of the Reference Asset.

The notes are not insured against loss by any third parties; you can depend only on our earnings and assets for payment and interest, if any, on the notes.

The notes will be solely our obligations, and no other entity will have any obligation, contingent or otherwise, to make any payments in respect of the notes.  In addition, because we are a holding company whose primary assets consist of shares of stock or other equity interests in our subsidiaries, almost all of our income is derived from those subsidiaries.  Our subsidiaries will have no obligation to pay any amount in respect of the notes or to make any funds available for payment of the notes.  Accordingly, we will be dependent on dividends and other distributions or loans from our subsidiaries to generate the funds necessary to meet our obligations with respect to the notes, including the payment of principal and any interest.  The notes also will be effectively subordinated to the claims of creditors of our subsidiaries with respect to their assets.  If funds from dividends, other distributions or loans from our subsidiaries are not adequate, we may be unable to make payments of principal or interest, if any, in respect of the notes and you could lose all or a part of your investment.

We may choose to redeem the notes when prevailing interest rates or the return on your investment are relatively low.

If your notes are redeemable at our option, this means that we have the right, without your consent, to redeem or “call” all or a portion of your notes at any time, or at a specific point in time, as specified in the applicable pricing supplement. This does not mean that you have a similar right to require us to repay your notes. Where such a redemption right exists, you may not be able to reinvest the redemption proceeds in a comparable security with a similar maturity, including those of HSBC USA, at an effective interest rate or with an effective return as high as the interest rate or return on the notes being redeemed. Any such redemption right of ours also may adversely impact your ability to sell your notes, and/or the price at which you could sell your notes, as the redemption date approaches. You should consult your own financial and legal advisors as to the risks of an investment in redeemable notes.

The instrument or instruments comprising the Reference Asset may trade more frequently than the notes trade in a secondary market, if any.

The hours of trading for the notes may not conform to the hours during which the instrument or instruments comprising the Reference Asset are traded.  To the extent that U.S. markets are closed while foreign markets remain open, significant movements may take place in the levels of the instrument or instruments comprising the Reference Asset that will not be reflected immediately in the price of the notes.  In addition, there may not be any systematic reporting of last-sale or similar information for the Reference Asset.  The absence of last-sale or similar information and the limited availability of quotations would make it difficult for many investors to obtain timely, accurate data about the state of the market for the Reference Asset.

The calculation agent may postpone the determination of the amount you receive in respect of the notes if a market disruption event occurs on any date or dates on which the performance of the notes is determined.

Any date or dates on which the performance of the notes is to be determined may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on that date.  If a postponement occurs, the calculation agent will follow the procedures prescribed in the applicable pricing supplement.  You will not be entitled to compensation from us or the calculation agent for any loss suffered as a result of the occurrence of a market disruption event or any resulting delay in payment or any change in the level of the Reference Asset after the originally scheduled date or dates on which the performance of the notes was to be determined.  If so provided in the applicable pricing supplement, should the market disruption event continue for a certain period of time, the performance of the Reference Asset, and hence the notes, may be determined by the calculation agent based upon its good faith estimate.

The amount you receive at maturity may be delayed or reduced upon the occurrence of an event of default.

If the calculation agent determines that the notes have become immediately due and payable following an Event of Default (as defined in the prospectus) with respect to the notes, you may not be entitled to the entire principal amount of the notes, but only to that portion of the principal amount specified in the applicable pricing supplement, together with accrued but unpaid interest, if any.  For more information, see “Description of Debt Securities — Events of Default” and “— Events of Default; Defaults” in the prospectus.

The calculation agent could be us or one of our affiliates and the calculation agent may have an adverse economic interest.

The calculation agent will make certain determinations and judgments in connection with various calculations in connection with the notes and determining whether a market disruption event has occurred.  You should refer to “Description of Notes.”  Because the calculation agent could be us or one of our affiliates, the calculation agent may have economic interests that are adverse to the interests of the note holders.  The calculation agent is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

Trading and other transactions by us or our affiliates could affect the trading level or price and/or level of the Reference Asset, the trading value of the notes or the amount you may receive at maturity.

In connection with our normal business practices or in connection with hedging our obligations under the notes, we and our affiliates may from time to time buy or sell the instrument or instruments comprising a Reference Asset, similar instruments, other securities of an issuer of an instrument comprising a Reference Asset or derivative instruments relating to such an instrument or instruments.  These trading activities may occur in our proprietary accounts, in facilitating transactions, including block trades, for our other customers and in accounts under our management.  These trading activities also could affect the price of an instrument comprising any Reference Asset in a manner that would decrease the trading value of the notes prior to maturity or the amount you would receive at maturity.  To the extent that we or any of our affiliates have a hedge position in an instrument or instruments comprising the Reference Asset, or in a derivative or synthetic instrument related to such an instrument, we or any of our affiliates may liquidate a portion of such holdings at or about the time of the maturity of the notes.  This liquidation activity may affect the amount payable at maturity in a manner that would be adverse to your investment in the notes.  Depending on, among other things, future market conditions, the aggregate amount and the composition of such hedge positions are likely to vary over time.

In addition, we or any of our affiliates may purchase or otherwise acquire a long or short position in the notes.  We or any of our affiliates may hold or resell any such position in the notes.

Research reports and other transactions may create conflicts of interest between you and us.

We or one or more of our affiliates have published, and may in the future publish, research reports relating to the instrument or instruments comprising certain Reference Assets or to the issuers of certain such instruments.  The views expressed in this research may be modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes.  Any of these activities may affect the trading level or price of an instrument comprising the Reference Asset and, therefore, the value of the notes.  Moreover, other professionals who deal in these markets may at any time have views that differ significantly from ours.  In connection with your purchase of the notes, you should investigate the Reference Asset and not rely on our views with respect to future movements in the Reference Asset.

We or any of our affiliates also may issue, underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns indexed to the instrument or instruments comprising the Reference Asset.  By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the notes.

We and our affiliates, at present or in the future, may engage in business relating to the sponsor or issuer of any instrument or instruments comprising the Reference Asset, including making loans to, equity investments in, or providing investment banking, asset management or other advisory services to such a sponsor or issuer.  In connection with these activities, we may receive information pertinent to the Reference Asset that we will not divulge to you.

We cannot control actions by the sponsors or issuers of the instrument or instruments comprising the Reference Asset.

Actions by any sponsor or issuer of the instrument or instruments comprising the Reference Asset may have an adverse effect on the trading level or price of any instrument comprising the Reference Asset and therefore on the value of the notes.  No sponsor or issuer will be involved with the administration, marketing or trading of the notes and no sponsor or issuer will have any obligations with respect to the amounts to be paid to you on any applicable interest payment date or on the maturity date, or to consider your interests as an owner of notes when it takes any actions that might affect the value of the notes.  No sponsor or issuer will receive any of the proceeds of any note offering and no sponsor or issuer will be responsible for, or have participated in, the determination of the timing of, prices for, or quantities of, the notes to be issued.

We will not be affiliated with any sponsor or issuer of any instrument or instruments comprising the Reference Asset (except for the licensing arrangements, if any, discussed in the applicable pricing supplement), and we have no ability to control or predict their actions, including any errors in information disclosed by them or any discontinuance by them of such disclosure.  However, we may currently, or in the future, engage in business with such sponsors or issuers.  Neither we, nor any of our affiliates, including the agent, assumes any responsibility for the adequacy or accuracy of any publicly available information about the sponsor or issuer of any instrument or instruments comprising the Reference Asset, whether such information is contained in the pricing supplement or otherwise.  You should make your own investigation into the Reference Asset and the sponsor or issuer of any instrument or instruments comprising the Reference Asset.

You have no recourse to the sponsor or issuer of any instrument or instruments comprising the Reference Asset.

Your investment in the notes will not give you any rights against any sponsor or issuer, including any sponsor or issuer that may determine or publish the level of any instrument or instruments comprising the Reference Asset.  The notes are not sponsored, endorsed, sold or promoted by the sponsor or issuer of any instrument or instruments comprising the Reference Asset.

Changes in methodology of the sponsor or issuer of certain Reference Assets or changes in laws or regulations, may affect the value of and payment, if any, on the notes prior to maturity and the amount you receive at maturity.

The sponsor or issuer of certain Reference Assets may have the ability from time to time to change any of its rules or bylaws or historical practices and procedures or take emergency action under its rules, any of which could affect the trading level or price of the instrument or instruments comprising the Reference Asset.  Any such change which causes a decrease in such trading level or price could adversely affect the level or price of the Reference Asset and the value of the notes.

In addition, the level or price of a Reference Asset could be adversely affected by the promulgation of new laws or regulations or by the reinterpretation of existing laws or regulations (including, without limitation, those relating to taxes and duties on any Reference Asset) by one or more governments, governmental agencies or instrumentalities, courts or other official bodies.  Any such event could adversely affect the level of the Reference Asset and, correspondingly, could adversely affect the value of the notes.

The sponsor may change the instruments comprising the Reference Assets that are indices in a way that adversely affects the Reference Asset level and consequently the value of the notes.

The sponsor of Reference Assets that are indices can add, delete or substitute the instruments comprising the Reference Asset or make other methodological changes that could adversely change the level of the Reference Asset and the value of the notes.  You should realize that changes in the instrument or instruments comprising the Reference Asset may affect the Reference Asset, as a newly added instrument or instruments may perform significantly better or worse than the instrument or instruments it replaces.

Any discontinuance or suspension of calculation or publication of the trading levels or prices of the instrument or instruments comprising the Reference Asset may adversely affect the trading value of the notes and the amount you will receive at maturity.

If the calculation or publication of the trading levels or prices of the instrument or instruments comprising the Reference Asset is discontinued or suspended, it may become difficult to determine the trading value of the notes or, if such discontinuance or suspension is continuing on the observation date, the amount you will receive at maturity.

Reference Assets comprised of an instrument or instruments traded in a foreign market may contain additional risks.

The prices and performance of instruments or securities traded in foreign markets may be affected by political, economic, financial, social or other factors in the relevant foreign market.  In addition, recent or future changes in governmental, economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could adversely affect the foreign securities markets.  Moreover, the relevant foreign economy may differ favorably or unfavorably from that of the United States.

Time differences between the domestic and foreign markets and New York City may create discrepancies in the trading level or price of the notes if the Reference Assets are comprised of instruments that primarily trade on foreign markets.

In the event that the instrument or instruments comprising a Reference Asset trade primarily on a foreign market, time differences between the domestic and foreign markets may result in discrepancies between the level of the instrument or instruments comprising the Reference Asset and the value of the notes.  To the extent that U.S. markets are closed while markets for the instrument or instruments comprising the Reference Asset remain open, significant price or rate movements may take place in the instrument or instruments comprising the Reference Asset that will not be reflected immediately in the value of the notes.  In addition, there may be periods when the relevant foreign markets are closed for trading, causing the level of the Reference Asset to remain unchanged for multiple trading days in New York City.

The material U.S. federal income tax consequences of an investment in some types of notes are uncertain.

There is no direct legal authority as to the proper tax treatment of some types of notes, and therefore significant aspects of the tax treatment of some types of notes are uncertain, as to both the timing and character of income and gain in respect of your note.  The applicable pricing supplement will provide further detailed information as to the tax treatment of your notes.  We urge you to consult your tax advisor as to the tax consequences of your investment in a note.  For a more complete discussion of the U.S. federal income tax consequences of your investment in a note, please see the discussion under “Certain U.S. Federal Income Tax Considerations.”

Additional Risks Relating to Notes With an Equity Security or Equity Index as the Reference Asset.

Equity market risks may affect the trading value of the notes and the amount you will receive at maturity.

If the Reference Asset is an equity security or an equity index, we expect that the Reference Asset will fluctuate in accordance with changes in the financial condition of the relevant issuer(s), the value of common stocks generally and other factors.  The financial condition of the issuer(s) of the Reference Asset may become impaired or the general condition of the equity market may deteriorate, either of which may cause a decrease in the value of the Reference Asset and, thereby affect the value of the notes.  Common stocks are susceptible to general equity market fluctuations and to volatile increases and decreases in value, as market confidence in and perceptions regarding the instrument or instruments comprising a Reference Asset change.  Investor perceptions regarding the issuer of a security comprising a Reference Asset are based on various and unpredictable factors, including expectations regarding government, economic, monetary and fiscal policies, inflation and interest rates, economic expansion or contraction, and global or regional political, economic, and banking crises.  The value of the Reference Asset may be expected to fluctuate until the maturity date.

You have no rights in the property, nor shareholder rights in any securities of any issuer of the instrument or instruments comprising the Reference Asset.

Investing in the notes will not make you a holder of the instrument or instruments comprising the Reference Asset.  Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to any property or securities of the issuer or issuers of the instrument or instruments comprising the Reference Asset.

The notes may be affected by certain corporate events and you will have limited antidilution protection.

Following certain corporate events relating to underlying Reference Assets consisting of equity securities, such as a stock-for-stock merger where the underlying company is not the surviving entity, you may receive at maturity, cash or a number of shares of the common stock of a successor corporation to the underlying company, based on the closing price of such successor’s common stock.  The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the value of the notes.  We describe the specific corporate events that can lead to these adjustments in the applicable pricing supplement.  The calculation agent for the notes may adjust the amount payable at maturity by adjusting the initial level of the Reference Asset for certain events affecting the Reference Asset, such as stock splits and stock dividends and certain other corporate events involving an underlying company.  However, the calculation agent is not required to make an adjustment for every corporate event that can affect the Reference Asset.  If an event occurs that is perceived by the market to dilute or concentrate the Reference Asset but that does not require the calculation agent to adjust the amount of the Reference Asset payable at maturity, the value of the notes and the amount payable at maturity may be materially and adversely affected.  You should refer to “Description of Notes—Calculation Agent and Calculations” in this prospectus supplement for a description of the items that the calculation agent is responsible for determining.

Payments at maturity will not reflect dividends on the Reference Asset.

Payments at maturity do not reflect the payment of dividends on the instrument or instruments comprising the Reference Asset.  Therefore, the yield derived from an investment in the notes will not be the same as if you had purchased the instrument or instruments comprising the Reference Asset and held it or them for a similar period.

We obtained the information about the sponsor or issuers of the Reference Asset from public filings.

We have derived all information in the applicable pricing supplement about the sponsor or issuers of the instrument or instruments comprising the Reference Asset from publicly available documents.  We have not participated and will not participate in the preparation of any of those documents.  Nor have we made or will we make any “due diligence” investigation or any inquiry with respect to the sponsor or issuers of the instrument or instruments comprising the Reference Asset in connection with the offering of the notes.  We do not make any representation that any publicly available document or any other publicly available information about the sponsor or issuers of the instrument or instruments comprising the Reference Asset is accurate or complete.  Furthermore, we do not know whether all events occurring before the date of the applicable pricing supplement, including events that would affect the accuracy or completeness of the publicly available documents referred to above or the trading level or price of the instruments comprising the Reference Asset, have been publicly disclosed.  Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning the sponsor or issuers of the instrument or instruments comprising the Reference Asset could affect the value you will receive at maturity and, therefore, the market value of the notes.

Your return may be affected by factors affecting foreign securities markets.

The Reference Asset may be a security or securities issued by foreign companies (or an index relating to such securities) and may be denominated in a foreign currency.  Investors should be aware that investments in Reference Assets linked to the value of foreign securities (or an index relating to such securities) might involve particular risks.  The foreign securities comprising or relating to a Reference Asset may have less liquidity and could be more volatile than many of the securities traded in U.S. or other longer-established securities markets.  Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets.  Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the SEC; and foreign companies often are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.  The other special risks associated with foreign securities may include, but are not necessarily limited to:  less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties.

These factors may adversely affect the performance of the Reference Asset and, as a result, the trading value of the notes and the amount you will receive at maturity.

Additional Risks Relating to Notes With a Reference Asset That Is a Commodity or a Contract or Index Relating Thereto.

Prices of commodities are highly volatile.

Commodities prices are highly volatile and are affected by numerous factors in addition to economic activity.  These include political events, weather, labor activity, direct government intervention, such as embargos, and supply disruptions in major producing or consuming regions.  Such events tend to affect prices worldwide, regardless of the location of the event.  Market expectations about these events and speculative activity also cause prices to fluctuate.

Certain rapidly developing countries are oversized users of commodities.

The price of any instrument or instruments comprising the Reference Asset can fluctuate widely due to supply and demand disruptions in major producing or consuming regions.  In particular, recent growth in industrial production and gross domestic product has made China, India and other rapidly developing countries oversized users of commodities and has increased the extent to which the price of commodities relies on the Chinese, Indian and certain other markets.  Political, economic and other developments that affect China, India and other developing countries will affect the value of each instrument or instruments comprising the Reference Asset and, thus, the value of the notes.  Because the commodities represented by the instrument or instruments comprising the Reference Asset are produced in a limited number of countries and are controlled by a small number of producers, political, economic and supply related events in such countries could have a disproportionate impact on the prices of the instrument or instruments comprising the Reference Asset.

Suspensions or disruptions of market trading in the commodity markets and related futures may adversely affect the amount you will receive at maturity and/or the market value of the notes.

The commodity markets are subject to temporary distortions or other disruptions due to various factors, including a lack of liquidity in the markets, the participation of speculators and potential government regulation and intervention.  In addition, U.S. futures exchanges and some foreign futures exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices may have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.

You may not have any rights to receive the Reference Asset.

Investing in the notes will not make you a holder of any commodity, currency or futures contract relating to a Reference Asset.  If the Reference Asset is not an equity security, the notes will be paid solely in cash, and you will have no right to receive delivery of any commodity, currency or futures contract relating to a Reference Asset.

Lack of regulation.

The net proceeds to be received by us from the sale of notes relating to one or more commodities (or an index thereon) will not be used to purchase or sell any commodity futures contracts or options on futures contracts for your benefit.  An investment in the notes thus does not constitute either an investment in futures contracts, options on futures contracts or in a collective investment vehicle that trades in these futures contracts (i.e., the notes will not constitute a direct or indirect investment by you in the futures contracts), and you will not benefit from the regulatory protections of the Commodity Futures Trading Commission.  We are not registered with the Commodity Futures Trading Commission as a futures commission merchant and you will not benefit from the Commodity Futures Trading Commission’s or any other non United States regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered futures commission merchant.  Unlike an investment in the notes, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be subject to regulation as a commodity pool and its operator may be required to be registered with and regulated by the Commodity Futures Trading Commission as a commodity pool operator, or qualify for an exemption from the registration requirement.  Because the notes will not be interests in a commodity pool, the notes will not be regulated by the Commodity Futures Trading Commission as a commodity pool, we will not be registered with the Commodity Futures Trading Commission as a commodity pool operator, and you will not benefit from the Commodity Futures Trading Commission’s or any non U.S. regulatory authority’s regulatory protections afforded to persons who invest in regulated commodity pools.

Risks relating to trading of the instrument or instruments comprising a Reference Asset on international futures exchanges.

Certain foreign futures exchanges operate in a manner more closely analogous to the over-the-counter physical commodity markets than to the regulated futures markets, and certain features of U.S. futures markets are not present.  For example, there may not be any daily price limits which would otherwise restrict the extent of daily fluctuations in the prices of the respective contracts.  In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

Additional Risks Relating to Notes That Are Denominated In or Indexed to a Foreign Currency or With a Reference Asset That Is a Foreign Currency or a Contract or Index Relating Thereto.

Changes in foreign exchange rates and foreign exchange controls could result in a substantial loss to you.

An investment in notes that are denominated in a specified currency other than U.S. dollars, or that have principal and/or any interest payments indexed to a specified currency, entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars.  Risks include, without limitation, the possibility of significant changes in rates of exchange between the U.S. dollar and the relevant foreign currencies or composite currencies and the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments.  These risks generally depend on factors over which we have no control, such as economic and political events or the supply of and demand for the relevant currencies.  In recent years, rates of exchange between the U.S. dollar and certain foreign currencies have been highly volatile and volatility between U.S. and foreign currencies could occur in the future.  If a note is non-U.S. dollar denominated, depreciation of the specified currency against the U.S. dollar could result in a decrease in the effective yield of the note below its coupon rate, and in certain circumstances could result in a loss to the investor on a U.S. dollar basis.

Governments have imposed, and may in the future impose, exchange controls that could affect exchange rates, as well as the availability of a specified foreign currency for making payments with respect to a non-U.S. dollar denominated note.  There can be no assurance that exchange controls will not restrict or prohibit payments in any such currency or currency unit.  Even if there are no actual exchange controls, it is possible that the specified currency for any particular note would not be available to make payments when due.  In that event, we will repay such note in U.S. dollars on the basis of the most recently available exchange rate.

If the Reference Asset is comprised of one or more foreign currencies (or an index thereon), the notes relating thereto may be subject to foreign exchange risk.

The price relationship between two different currencies may be highly volatile and varies based on a number of interrelated factors, including the supply and demand for each currency, political, economic, legal, financial, accounting and tax matters and other actions that we cannot control.  Relevant factors include, among other things, the possibility that exchange controls could be imposed or modified, the possible imposition of other regulatory controls or taxes, the overall growth and performance of the local economies, the trade and current account balance between the relevant countries, market interventions by the central banks, inflation, interest rate levels, the performance of the global stock markets, the stability of the relevant governments and banking systems, wars, natural disasters and other foreseeable and unforeseeable events.  In addition, the value of a currency may be affected by the operation of, and the identity of persons and entities trading on, interbank and interdealer foreign exchange markets.

The liquidity, trading value and amount you receive at maturity could be affected by the actions of the relevant sovereign governments.

Exchange rates of most economically developed nations are “floating,” meaning the rate is permitted to fluctuate in value.  However, governments, from time to time, may not allow their currencies to float freely in response to economic forces.  Moreover, governments, including that of the United States, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  Governments also may issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing notes relating to one or more foreign currencies is that their liquidity, their trading value and the amount you will receive at maturity could be affected by the actions of sovereign governments which could change or interfere with currency valuation and the movement of currencies across borders.  There will be no adjustment or change in the terms of such notes in the event that exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of the issuance of a replacement currency or in the event of any other development affecting the relevant currencies.

The unavailability of foreign currencies could result in a substantial loss to you.

Banks may not offer non U.S. dollar denominated checking or savings account facilities in the United States.  Accordingly, payments on non U.S. dollar denominated notes will be made from an account with a bank located in the country issuing the specified currency.  As a result, you may have difficulty converting or be unable to convert such specified currencies into U.S. dollars on a timely basis or at all.

Additional Risks Relating to Notes With a Reference Asset That Is a Floating Interest Rate, an Index Containing Floating Interest Rates or Based in Part on a Floating Interest Rate.

You may receive a lesser amount of interest or no interest at all in the future.

Because the Reference Asset will be comprised of or based in part on a floating interest rate, there will be significant risks not associated with a conventional fixed-rate debt security.  These risks include fluctuation of the applicable interest rate and the possibility that, in the future, you will receive a lesser amount of interest than the interest rate in effect at the time you purchase the notes or no interest at all.  We have no control over a number of matters that may affect interest rates, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results.

The interest rate may be below the rate otherwise payable on similar notes with a floating interest rate issued by us or another issuer with the same credit rating.

Because the Reference Asset will be comprised of or based in part on a floating interest rate, you may receive a rate of interest that is less than the rate of interest on debt securities with the same maturity issued by us or an issuer with the same credit rating.

The terms of the notes may not require payment of interest or return of a portion or all your principal in certain circumstances.

The notes may have fixed or floating interest rates that accrue only if a particular index property falls within a particular range of values (a “range note”) or if it is higher or lower than a specified amount. You should consider the risk that the interest rate accrual provisions applicable to these notes, as specified in the applicable product supplement or pricing supplement, may result in no interest or less interest being payable on the notes than on a conventional fixed rate debt security issued by us at the same time and with the same maturity. For example, a range note may provide that if the relevant index for that range note is less than the range minimum or is more than the range maximum on one or more business days during the applicable period (which may be for the entire term of the note), no interest will accrue during the period.

In addition, the interest rate applicable to notes linked to an index such as the consumer price index may be linked to period-over-period changes in the level of the index for the relevant index measurement period. If the index does not increase (or decrease, as specified in the applicable pricing supplement) during the relevant measurement period, you may not receive any interest payments for the applicable interest period.

The interest rate on the notes could be zero.

We have no control over the fluctuations in the levels of the Reference Assets.  If the interest payments depend on a formula that uses the Reference Asset as a variable, certain values of the Reference Asset may result in a calculation that equals zero.  In that case, no interest may accrue for the related interest payment period.

Additional Risks Relating to Notes With a Reference Asset That Is the Consumer Price Index (the “CPI”) or Contains the CPI or Is Based in Part on the CPI.

The interest rate on the notes could be zero.

The terms of the notes differ from those of ordinary debt securities in that interest on the notes is linked to changes in the level of the CPI.  We have no control over fluctuations in the value of the CPI, and such fluctuations may result in no interest accruing on the notes for any given interest payment period.

The interest rate on the notes may be below the rate otherwise payable on debt securities with similar maturities issued by us or another issuer with a similar credit rating.

If there are only minimal increases, no changes or decreases in the monthly CPI measured period over period (as specified in the applicable pricing supplement), the interest rate on the notes may be less than the rate on debt securities with the same maturity issued by us (or an issuer with the same security rating). We have no control over fluctuations in the value of the CPI.

The CPI may be discontinued; the manner in which the CPI is calculated may change in the future.

There can be no assurances that the CPI will not be discontinued or that the Bureau of Labor Statistics of the U.S. Labor Department will not change the method by which it calculates the CPI.  Changes in the way the CPI is calculated could reduce the level of the CPI and lower the interest payments with respect to the notes.  Accordingly, the amount of interest, if any, payable on the notes, and therefore the value of the notes, may be significantly reduced. We have no control over the way the CPI is calculated.  If the CPI is substantially altered, a substitute index may be employed to calculate the interest payable on the notes, and that substitution may adversely affect the value of the notes.

The historical levels of the CPI are not an indication of the future levels of the CPI.

The historical levels of the CPI are not an indication of the future levels of the CPI during the term of the notes. In the past, the CPI has experienced periods of volatility and such volatility may occur in the future. Fluctuations and trends in the CPI that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur in the future.

The interest payments on the notes that will be affected by changes in the CPI. Such changes may be significant. Changes in the CPI are a function of the changes in specified consumer prices over time, which result from the interaction of many factors over which we have no control.

Additional Risks Relating to Notes Which Contain a Multiplier.

Changes in the levels, values and prices of the Reference Asset will be intensified by the multiplier.

If the principal, interest or any other amounts payable on the notes is dependent on a multiplier, movements in the levels, values and prices of the Reference Asset during each interest payment period will be intensified.  As a result, small changes in any Reference Asset are expected to have a greater effect on the value of the notes than on the value of notes without a multiplier.

Additional Risks Relating to Notes With a Maximum Limitation, Maximum Rate, Ceiling or Cap.

Your gain, if any, on the notes at maturity will be limited to the maximum limitation, maximum rate, ceiling or cap.

Your payment at maturity is based on the return of the Reference Asset, which if positive, may be subject to the maximum limitation, maximum rate, ceiling or cap (collectively referred to herein as a “maximum interest rate”).  In the event that the maximum interest rate is applicable, the maximum payment at maturity for each note will be limited to the sum of (i) the principal amount of the note and (ii) the product of the principal amount of the note multiplied by the maximum interest rate, regardless of the positive percentage increase of the Reference Asset over the maximum interest rate.

Additional Risks Relating to Certain Notes With More Than One Instrument Comprising the Reference Asset.

The Reference Asset may not be a recognized market index and may not accurately reflect global market performance.

The Reference Asset may not be a recognized market index and may be created solely for purposes of the offering of the notes and calculated solely during the term of the notes.  In such an instance, the level of the Reference Asset and, therefore, its performance will not be published as a separate index during the term of the notes.

Risks associated with the Reference Asset may adversely affect the price of the notes.

Because the notes may be linked to changes in the values of a limited number of instruments, the Reference Assets may be less diversified than funds or portfolios investing in broader markets and, therefore, could experience greater volatility.  An investment in such notes may carry risks similar to a concentrated investment in a limited number of industries or sectors.

The instruments comprising the Reference Asset may not move in tandem; and gains in one such instrument may be offset by declines in another such instrument.

Price movements in the instruments comprising the Reference Assets may not move in tandem with each other.  At a time when the price of one or more of such instruments increases, the price of one or more of the other such instruments may decrease.  Therefore, increases in the value of one or more of the instruments comprising the Reference Asset may be moderated, or wholly offset, by lesser increases or decrease in the value of one or more of the other instruments comprising the Reference Asset.

The Reference Asset may be highly concentrated in one or more industries or economic sectors.

The notes are subject to the risk of an investment in the Reference Asset, which may be highly concentrated in securities or other instruments representing a particular economic sector.  These include the risks of movements in the prices or levels of assets in these sectors, including the prices or levels of securities or other instruments comprising the Reference Asset.  If the Reference Asset is concentrated in an industry or group of industries or a particular economic sector, the value of the notes will be impacted by price movements in that sector.

Please note, this prospectus supplement, the attached prospectus and the applicable pricing supplement do not describe all the risks of an investment in the notes.  We urge you to consult your own financial and legal advisors as to the risks entailed by an investment in the notes.

PRICING SUPPLEMENT

The pricing supplement for each offering of notes will contain the specific information and terms for that offering.  The pricing supplement also may add, update or change information contained in this prospectus supplement and the accompanying prospectus.  If any information in the pricing supplement is inconsistent with this prospectus supplement, you should rely on the information in the pricing supplement.  We also may prepare free writing prospectuses that describe particular issuances of notes.  Any free writing prospectus should also be read in connection with this prospectus supplement and the accompanying prospectus.  For purposes of this prospectus supplement, any references to an applicable pricing supplement also may refer to a free writing prospectus, unless the context otherwise requires.  It is important that you consider all of the information in the pricing supplement, this prospectus supplement and the prospectus when making your investment decision.

Terms Specified in Pricing Supplement.  A pricing supplement will specify the following terms of any issuance of notes to the extent applicable:

•	the initial public offering price if other than 100%,
•	Reference Asset,
•	aggregate principal amount,
•	pricing date,
•	original issue date,
•	observation date(s),
•	maturity date and any terms related to any extension of the maturity date not otherwise set forth in this prospectus supplement,
•	agent’s discount,
•	coupon rate, if any,
•	interest payment dates, if any,
•	initial level,
•	closing level,
•	minimum return, if any,
•	payment at maturity,
•	CUSIP,
•	the currency in which the notes will be denominated and currency in which the interest will be payable if not U.S. dollars,
•	and any other applicable terms.

DESCRIPTION OF NOTES

You should carefully read the general terms and provisions of our debt securities in “Description of Debt Securities” in the accompanying prospectus.  This section supplements that description.  The applicable pricing supplement will specify the particular terms for each issuance of notes and may supplement, modify or replace any of the information in this section and in “Description of Debt Securities” in the accompanying prospectus.  Please note that the information about the price to the public and net proceeds to us on the front cover of the applicable pricing supplement relates only to the initial sale of the notes.  If you have purchased the notes in a purchase/resale transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

Ranking

The notes will constitute direct unsecured obligations of HSBC USA and will rank on a parity with all of the other unsecured and unsubordinated indebtedness of HSBC USA, present and future, except such obligations as are preferred by operation of law.  The notes will be issued under a senior debt indenture (the “Senior Indenture”), dated as of March 31, 2006, by and between HSBC USA and Deutsche Bank Trust Company Americas, as trustee and paying agent.

The notes are not deposit liabilities of HSBC USA and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

Denominations

The notes will be issued in minimum denominations of $1,000 (or the specified currency equivalent), increased in multiples of $1,000 (or the specified currency equivalent); provided, however, that the minimum purchase for any purchaser domiciled in a member state of the European Union shall be $100,000.

Definitions

We have defined some of the terms that we use frequently in this prospectus supplement below:

A “business day” means any day, other than a Saturday or Sunday, (i) that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close (a) for all notes, in the City of New York or (b) for notes denominated in a specified currency other than U.S. dollars or euro, in the principal financial center of the country of the specified currency; (ii) for LIBOR notes only, a London banking day (as defined below); and (iii) for EURIBOR notes or notes denominated in euro, a day that is also a TARGET Settlement Day.

“Clearstream, Luxembourg” means Clearstream Banking, societe anonyme.

“Depositary” means The Depository Trust Company, New York, New York.

“Euroclear operator” means Euroclear Bank S.A./N.V., as operator of the Euroclear System.

An “interest payment date” for any note means a date on which, under the terms of that note, regularly scheduled interest is payable.

“London banking day” means any day on which dealings in deposits in the relevant index currency are transacted in the London interbank market.

The “record date” for any interest payment date is the date 15 calendar days prior to that interest payment date, whether or not that date is a business day, unless another date is specified in the applicable pricing supplement.

“TARGET Settlement Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer System (“TARGET”) is open.  References in this prospectus supplement to “U.S. dollar,” or “U.S.$” or “$” are to the currency of the United States of America.

Payment at Maturity

The amount that you will receive on the maturity date and its calculation, along with illustrative examples, will be described in the applicable pricing supplement.

Forms of Notes

We will offer the notes on a continuing basis and will issue notes only in fully registered form either as book-entry notes or as certificated notes.  References to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, but not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through one or more depositaries.

Book-Entry Notes.  For notes in book-entry form, we will issue one or more global note certificates representing the entire issue of notes.  Except as set forth in the prospectus under “Book-Entry Procedures,” you may not exchange book-entry notes or interests in book-entry notes for certificated notes.

Each global note certificate representing book-entry notes will be deposited with, or on behalf of, the Depositary and registered in the name of the Depositary or nominee of the Depositary.  These certificates name the Depositary or its nominee as the owner of the notes.  The Depositary maintains a computerized system that will reflect the interests held by its participants in the global notes.  An investor’s beneficial interest will be reflected in the records of the Depositary’s direct or indirect participants through an account maintained by the investor with its broker/dealer, bank, trust company or other representative.  A further description of the Depositary’s procedures for global notes representing book-entry notes is set forth in the prospectus under “Book-Entry Procedures.”  The Depositary has confirmed to us, the agents and the trustee that it intends to follow these procedures.

Certificated Notes. If we issue notes in certificated form, the certificate will name the investor or the investor’s nominee as the owner of the note.  The person named in the note register will be considered the owner of the note for all purposes.  For example, if we need to ask the holders of the notes to vote on a proposed amendment to the notes, the person named in the note register will be asked to cast any vote regarding that note.  If you have chosen to have some other entity hold the certificates for you, that entity will be considered the owner of your note in our records and will be entitled to cast the vote regarding your note.  You may not exchange certificated notes for book-entry notes or interests in book-entry notes.

Interest and Principal Payments

Payments, Exchanges and Transfers.  Holders may present notes for payment of principal, premium, if any, and interest, if any, register the transfer of the notes and exchange the notes at the corporate offices of HSBC Bank USA, National Association or at Deutsche Bank Trust Company Americas, 60 Wall Street, 27th Floor, New York, New York  10005, as our current agent for payment, transfer and exchange of the notes.  We refer to Deutsche Bank Trust Company Americas, acting in this capacity, as the paying agent.  However, beneficial owners of notes represented by global notes may transfer and exchange their notes only in the manner and to the extent set forth under “Book-Entry Procedures” in the prospectus.

We will not be required to:

•
register the transfer or exchange of any note if the holder has exercised the holder’s right, if any, to require us to repurchase the note, in whole or in part, except the portion of the note not required to be repurchased;

•	register the transfer or exchange of notes to be redeemed for a period of 15 calendar days preceding the mailing of the relevant notice of redemption; or

•	register the transfer or exchange of any registered note selected for redemption in whole or in part, except the unredeemed or unpaid portion of that registered note being redeemed in part.

No service charge will be made for any registration or transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the registration of transfer or exchange of notes.

Although we anticipate making payments of principal, premium, if any, and interest, if any, on most notes in U.S. dollars, some notes may be payable in foreign currencies as specified in the applicable pricing supplement.  Currently, few facilities exist in the United States to convert between U.S. dollars and foreign currencies.  In addition, most U.S. banks do not offer non-U.S. dollar denominated checking or savings account facilities.  Accordingly, unless alternative arrangements are made, we will pay principal, premium, if any, and interest, if any, on notes that are payable in a foreign currency to an account at a bank outside the United States, which, in the case of a note payable in euro, will be made by credit or transfer to a euro account specified by the payee in a country for which the euro is the lawful currency.

Recipients of Interest Payments.  The paying agent will pay interest on the interest payment date to the person in whose name the note is registered at the close of business on the applicable record date.  However, upon maturity, redemption or repayment, the paying agent will pay any interest due to the person to whom it pays the principal of the note.  The paying agent will make the payment of interest on the date of maturity, redemption or repayment, whether or not that date is an interest payment date.  The paying agent will make the initial interest payment on a note on the first interest payment date falling after the date of issuance, unless the date of issuance is less than 15 calendar days before an interest payment date.  In that case, the paying agent will pay interest on the next succeeding interest payment date to the holder of record on the record date corresponding to the succeeding interest payment date.

Book-Entry Notes.  The paying agent will make payments of principal, premium, if any, and interest, if any, to the account of the Depositary, as holder of book-entry notes, by wire transfer of immediately available funds.  We expect that the Depositary, upon receipt of any payment, will immediately credit its participants’ accounts in amounts proportionate to their respective beneficial interests in the book-entry notes as shown on the records of the Depositary.  We also expect that payments by the Depositary’s participants to owners of beneficial interests in the book-entry notes will be governed by standing customer instructions and customary practices and will be the responsibility of those participants.

Certificated Notes.  Except as indicated below for payments of interest at maturity, redemption or repayment, the paying agent will make U.S. dollar payments of interest either:

•	by check mailed to the address of the person entitled to payment as shown on the note register; or

•
for a holder of at least $10,000,000 in aggregate principal amount of certificated notes having the same interest payment date, by wire transfer of immediately available funds, if the holder has given written notice to the paying agent not later than 15 calendar days prior to the applicable interest payment date.  U.S. dollar payments of principal, premium, if any, and interest, if any, upon maturity, redemption or repayment on a note will be made in immediately available funds against presentation and surrender of the note.

Payment Procedures for Book-Entry Notes Denominated in a Foreign Currency.  Book-entry notes payable in a specified currency other than U.S. dollars will provide that a beneficial owner of interests in those notes may elect to receive all or a portion of the payments of principal, premium, if any, or interest, if any, in U.S. dollars.  In those cases, the Depositary will elect to receive all payments with respect to the beneficial owner’s interest in the notes in U.S. dollars, unless the beneficial owner takes the following steps:

•
The beneficial owner must give complete instructions to the direct or indirect participant through which it holds the book-entry notes of its election to receive those payments in the specified currency other than U.S. dollars by wire transfer to an account specified by the beneficial owner with a bank located outside the United States.  In the case of a note payable in euro, the account must be a euro account in a country for which the euro is the lawful currency.

•
The participant must notify the Depositary of the beneficial owner’s election on or prior to the third business day after the applicable record date, for payments of interest, and on or prior to the twelfth business day prior to the maturity date or any redemption or repayment date, for payment of principal or premium.

•
The Depositary will notify the paying agent of the beneficial owner’s election on or prior to the fifth business day after the applicable record date, for payments of interest, and on or prior to the tenth business day prior to the maturity date or any redemption or repayment date, for payment of principal or premium.

Beneficial owners should consult their participants in order to ascertain the deadline for giving instructions to participants in order to ensure that timely notice will be delivered to the Depositary.

Payment Procedures for Certificated Notes Denominated in a Foreign Currency.  For certificated notes payable in a specified currency other than U.S. dollars, the notes may provide that the holder may elect to receive all or a portion of the payments on those notes in U.S. dollars.  To do so, the holder must send a written request to the paying agent:

•	for payments of interest, on or prior to the fifth business day after the applicable record date; or

•	for payments of principal or premium, at least ten business days prior to the maturity date or any redemption or repayment date.

To revoke this election for all or a portion of the payments on the certificated notes, the holder must send written notice to the paying agent at least five business days prior to the applicable record date, for payment of interest; or at least ten calendar days prior to the maturity date or any redemption or repayment date, for payments of principal.  If the holder does not elect to be paid in U.S. dollars, the paying agent will pay the principal, premium, if any, or interest, if any, on the certificated notes:

•
by wire transfer of immediately available funds in the specified currency to the holder’s account at a bank located outside the United States, and in the case of a note payable in euro, in a country for which the euro is the lawful currency, if the paying agent has received the holder’s written wire transfer instructions not less than 15 calendar days prior to the applicable payment date; or

•
by check payable in the specified currency mailed to the address of the person entitled to payment that is specified in the note register, if the holder has not provided wire instructions.  However, the paying agent will pay only the principal of the certificated notes, any premium and interest, if any, due at maturity, or on any redemption or repayment date, upon surrender of the certificated notes at the office or agency of the paying agent.

Determination of Exchange Rate for Payments in U.S. Dollars for Notes Denominated in a Foreign Currency.  The exchange rate agent identified in the relevant pricing supplement will convert the specified currency into U.S. dollars for holders who elect to receive payments in U.S. dollars and for beneficial owners of book-entry notes that do not follow the procedures we have described immediately above.  The conversion will be based on the highest bid quotation in the City of New York received by the exchange rate agent at approximately 11:00 a.m., New York City time, on the second business day preceding the applicable payment date from three recognized foreign exchange dealers for the purchase by the quoting dealer:

•	of the specified currency for U.S. dollars for settlement on the payment date;

•	in the aggregate amount of the specified currency payable to those holders or beneficial owners of notes; and

•	at which the applicable dealer commits to execute a contract.

One of the dealers providing quotations may be the exchange rate agent unless the exchange rate agent is our affiliate.  If those bid quotations are not available, payments will be made in the specified currency.  The holders or beneficial owners of notes will pay all currency exchange costs by deductions from the amounts payable on the notes.

Unavailability of Foreign Currency.  The relevant specified currency may not be available to us for making payments of principal of, premium, if any, or interest, if any, on any note.  This could occur due to the imposition of exchange controls or other circumstances beyond our control or if the specified currency is no longer used by the government of the country issuing that currency or by public institutions within the international banking community for the settlement of transactions.  If the specified currency is unavailable, we may satisfy our obligations to holders of the notes by making those payments on the date of payment in U.S. dollars on the basis of the noon dollar buying rate in the City of New York for cable transfers of the currency or currencies in which a payment on any note was to be made, published by the Federal Reserve Bank of New York, which we refer to as the “market exchange rate.”  If that rate of exchange is not then available or is not published for a particular payment currency, the market exchange rate will be based on the highest bid quotation in the City of New York received by the exchange rate agent at approximately 11:00 a.m., New York City time, on the second business day preceding the applicable payment date from three recognized foreign exchange dealers for the purchase by the quoting dealer:

•	of the specified currency for U.S. dollars for settlement on the payment date;

•	in the aggregate amount of the specified currency payable to those holders or beneficial owners of notes; and

•	at which the applicable dealer commits to execute a contract.

One of the dealers providing quotations may be the exchange rate agent unless the exchange rate agent is our affiliate.  If those bid quotations are not available, the exchange rate agent will determine the market exchange rate at its sole discretion.

These provisions do not apply in the event that a specified currency is unavailable because it has been replaced by the euro.  If the euro has been substituted for a specified currency, we may at our option, or will, if required by applicable law, without the consent of the holders of the affected notes, pay the principal of, premium, if any, or interest, if any, on any note denominated in the specified currency in euro instead of the specified currency, in conformity with legally applicable measures taken pursuant to, or by virtue of, the treaty establishing the European Community, as amended by the Treaty on European Union.  Any payment made in U.S. dollars or in euro as described above where the required payment is in an unavailable specified currency will not constitute an event of default.

Fixed-Rate Notes

Each fixed-rate note will bear interest from the date of issuance at the annual rate stated on its face until the principal is paid or made available for payment.

How Interest Is Calculated.  Interest on fixed-rate notes will be computed on the basis of a 360-day year of twelve 30-day months.

How Interest Accrues.  Interest on fixed-rate notes will accrue from and including the most recent interest payment date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the issue date or any other date specified in a pricing supplement on which interest begins to accrue.  Interest will accrue to but excluding the next interest payment date, or, if earlier, the date on which the principal has been paid or duly made available for payment, except as described below under “— If a Payment Date Is Not a Business Day.”

When Interest Is Paid.  Payments of interest on fixed-rate notes will be made on the interest payment dates specified in the applicable pricing supplement.  However, if the first interest payment date is less than 15 days after the date of issuance, interest will not be paid on the first interest payment date, but will be paid on the second interest payment date.

Amount of Interest Payable.  Interest payments for fixed-rate notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to but excluding the relevant interest payment date, maturity date or date of earlier redemption or repayment, as the case may be.

If a Payment Date Is Not a Business Day.  If any scheduled interest payment date is not a business day, we will pay interest on the next business day, but interest on that payment will not accrue during the period from and after the scheduled interest payment date.  If the scheduled maturity date or date of redemption or repayment is not a business day, we may pay interest, if any, and principal and premium, if any, on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled maturity date or date of redemption or repayment.

Floating-Rate Notes

Each floating-rate note will mature on the date specified in the applicable pricing supplement and will bear interest at a floating rate determined by reference to an interest rate or interest rate formula, which we refer to as the “base rate.”  The base rate may be one or more of the following (each as defined herein):

•	the CD rate,

•	the CMS rate,

•	the CMT rate,

•	the commercial paper rate,

•	the CPI,

•	the eleventh district cost of funds rate,

•	EURIBOR,

•	the federal funds (effective) rate,

•	the federal funds (open) rate,

•	LIBOR,

•	the prime rate,

•	the treasury rate, or

•	any other rate or interest rate formula specified in the applicable pricing supplement and in the floating-rate note.

Formula for Interest Rates.  The interest rate on each floating-rate note will be calculated by reference to:

•	the specified base rate based on the index maturity,

•	plus or minus the spread, if any, and/or

•	multiplied by the spread multiplier, if any.

For any floating-rate note, “index maturity” means the period of maturity of the instrument or obligation from which the base rate is calculated and will be specified in the applicable pricing supplement.  The “spread” is the number of basis points (one one-hundredth of a percentage point) specified in the applicable pricing supplement to be added to or subtracted from the base rate for a floating-rate note.  The “spread multiplier” is the percentage specified in the applicable pricing supplement to be applied to the base rate for a floating-rate note.  The interest rate on any inverse floating-rate note will also be calculated by reference to a fixed rate.

Limitations on Interest Rate.  If set forth in the applicable pricing supplement, a floating-rate note may also have either or both of the following limitations on the interest rate:

•	a maximum limitation (or “ceiling” or “cap”) on the rate of interest which may accrue during any interest period, which we refer to as the “maximum interest rate”; and/or

•	a minimum limitation (or “floor”) on the rate of interest that may accrue during any interest period, which we refer to as the “minimum interest rate.”

In addition, the interest rate on a floating-rate note may not be higher than the maximum rate permitted by New York law, as that rate may be modified by United States law of general application.  Under current New York law, the maximum rate of interest, subject to some exceptions, for any loan in an amount less than $250,000 is 16% and for any loan in the amount of $250,000 or more but less than $2,500,000 is 25% per annum on a simple interest basis.  These limits do not apply to loans of $2,500,000 or more.

How Floating Interest Rates Are Reset.  The interest rate in effect from the date of issue to the first interest reset date for a floating-rate note will be the initial interest rate specified in the applicable pricing supplement.  We refer to this rate as the “initial interest rate.” The interest rate on each floating-rate note may be reset daily, weekly, monthly, quarterly, semiannually or annually, as provided in the applicable pricing supplement.  This period is the “interest reset period” and the first day of each interest reset period is the “interest reset date.”

Unless otherwise specified in the applicable pricing supplement, if an interest reset date for any floating rate note falls on a day that is not a business day, it will be postponed to the following business day, except that, in the case of (i) a LIBOR note, (ii) EURIBOR note or (iii) a federal funds rate note, if that business day is in the next calendar month, the interest reset date will instead be the immediately preceding business day.  If an auction of direct obligations of U.S. Treasury bills falls on a day that is an interest reset date for treasury rate notes, the interest reset date will be the immediately following business day.

The rate of interest that goes into effect on any interest reset date will be determined by the calculation agent by reference to a particular date called an “interest determination date”. Unless otherwise specified in the applicable pricing supplement:

•	For federal funds (open) rate notes, the interest determination date relating to a particular interest reset date will be the same day as the interest reset date.

•
For prime rate notes and federal funds (effective) rate notes, the interest determination date relating to a particular interest reset date will be the first business day preceding the interest reset date.

•
For commercial paper rate notes, CD rate notes, CMS rate notes, CMT rate notes and EURIBOR notes, the interest determination date relating to a particular interest reset date will be the second business day preceding the interest reset date.

•
For LIBOR notes, the interest determination date relating to a particular interest reset date will be the second London banking day before the interest reset date, unless the index currency is pounds sterling, in which case the interest determination date will be the interest reset date.

•
For treasury rate notes, the interest determination date for a particular interest reset date will be the day of the week in which the interest reset date falls on which treasury securities would normally be auctioned. Treasury securities are normally sold at auction on Monday of each week unless that day is a legal holiday. In that case the auction is normally held on the following Tuesday, except that the auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is held on the preceding Friday, that Friday will be the treasury rate interest determination date pertaining to the interest reset date falling in the next week.

•
For eleventh district cost of funds rate notes, the interest determination date relating to a particular interest reset date will be the last working day, in the first calendar month before that interest reset date, on which the Federal Home Loan Bank of San Francisco publishes the monthly average cost of funds paid by a member institutions of the Eleventh Federal Home Loan Bank District for the second calendar month before that interest reset date.

The interest rate in effect for the ten calendar days immediately prior to maturity, redemption or repayment will be the one in effect on the tenth calendar day preceding the maturity, redemption or repayment date.  In the detailed descriptions of the various base rates which follow, the “calculation date” pertaining to an interest determination date means the earlier of (i) the tenth calendar day after that interest determination date, or, if that day is not a business day, the next succeeding business day, and (ii) the business day immediately preceding the applicable interest payment date or maturity date or, for any principal amount to be redeemed or repaid, any redemption or repayment date.

How Interest Is Calculated.  Interest on floating-rate notes will accrue from and including the most recent interest payment date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the issue date or any other date specified in a pricing supplement on which interest begins to accrue.  Interest will accrue to but excluding the next interest payment date or, if earlier, the date on which the principal has been paid or duly made available for payment, except as described below under “—If a Payment Date Is Not a Business Day.” The applicable pricing supplement will specify a calculation agent for any issue of floating-rate notes.  Upon the request of the holder of any floating-rate note, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next interest reset date for that floating-rate note.

For a floating-rate note, accrued interest will be calculated by multiplying the principal amount of the floating-rate note by an accrued interest factor.  Unless otherwise specified in the applicable pricing supplement, this accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which interest is being paid.  The interest factor for each day is computed by dividing the interest rate applicable to that day:  by 360 in the case of CD rate notes, CMS rate notes, commercial paper rate notes, eleventh district cost of funds rate notes, EURIBOR notes, federal funds rate notes, prime rate notes, and LIBOR notes (except for LIBOR notes denominated in pounds sterling); and by 365 (or the actual number of days in the year) in the case of CMT rate notes, treasury rate notes, and LIBOR notes denominated in pounds sterling.

For these calculations, the interest rate in effect on any interest reset date will be the applicable rate as reset on that date.  The interest rate applicable to any other day is the interest rate from the immediately preceding interest reset date or, if none, the initial interest rate.

All percentages used in or resulting from any calculation of the rate of interest on a floating-rate note will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (with 0.000005% rounded up to 0.00001%), and all U.S. dollar amounts used in or resulting from these calculations on floating-rate notes will be rounded to the nearest cent (with one-half cent rounded upward).  All Japanese Yen amounts used in or resulting from these calculations will be rounded downward to the next lower whole Japanese Yen amount.  All amounts denominated in any other currency used in or resulting from these calculations will be rounded to the nearest two decimal places in that currency with 0.005 rounded upward to 0.01.

When Interest Is Paid.  We will pay interest on floating-rate notes on the interest payment dates specified in the applicable pricing supplement.  However, if the first interest payment date is less than 15 days after the date of issuance, interest will not be paid on the first interest payment date, but will be paid on the second interest payment date.

If a Payment Date Is Not a Business Day.  If any scheduled interest payment date, other than the maturity date or any earlier redemption or repayment date, for any floating-rate note falls on a day that is not a business day, it will be postponed to the following business day, except that, in the case of a LIBOR note, if that business day would fall in the next calendar month, the interest payment date will be the immediately preceding business day.  If the scheduled maturity date or any earlier redemption or repayment date of a floating-rate note falls on a day that is not a business day, the payment of principal, premium, if any, and interest, if any, will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the maturity, redemption or repayment date.

CD Rate Notes

CD rate notes will bear interest at the interest rates specified in the CD rate notes and in the applicable pricing supplement.  Those interest rates will be based on the CD rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

Unless otherwise set forth in the applicable pricing supplement, the “CD rate” means, for any interest determination date, the rate on that date for negotiable U.S. dollar certificates of deposit having the index maturity specified in the applicable pricing supplement as published by the Board of Governors of the Federal Reserve System in “Statistical Release H.15(519), Selected Interest Rates”, or any successor publication of the Board of Governors of the Federal Reserve System (“H.15(519)”) under the heading “CDs (Secondary Market)”.  The following procedures will be followed if the CD rate cannot be determined as described above:

•
If the above rate is not published in H.15(519) by 3:00 p.m., New York City time, on the interest determination date, the CD rate will be the rate on that interest determination date set forth in the daily update of H.15(519), available through the world wide website of the Board of Governors of the Federal Reserve System, or any successor site or publication, which is commonly referred to as the “H.15 Daily Update”, for the interest determination date for certificates of deposit having the index maturity specified in the applicable pricing supplement, under the caption “CDs (Secondary Market).”

•
If the above rate is not yet published in either H.15(519) or the H.15 Daily Update by 3:00 p.m., New York City time, on the interest determination date, the calculation agent will determine the CD rate to be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on that interest determination date of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York, which may include the agent and its affiliates, selected by the calculation agent, after consultation with us, for negotiable U.S. dollar certificates of deposit of major U.S. money center banks of the highest credit standing in the market for negotiable certificates of deposit with a remaining maturity closest to the index maturity specified in the applicable pricing supplement in an amount that is representative for a single transaction in that market at that time.

•
If the dealers selected by the calculation agent are not quoting as set forth above, the CD rate for that interest determination date will remain the CD rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

CMS Rate Notes

CMS rate notes will bear interest at the interest rates specified in the CMS rate notes and in the applicable pricing supplement.  That interest rate will be based on the CMS rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

Unless otherwise set forth in the applicable pricing supplement, the “CMS rate” means, on any day during an interest payment period, the rate for U.S. dollar swaps with a maturity for a specified number of years as provided in the applicable pricing supplement, expressed as a percentage, which such rate appears on Reuters screen “ISDAFIX1” page as of 11:00 a.m., New York City time, on the related interest determination date.  The following procedures will be used if the CMS rate cannot be determined as described above:

•
If that information is no longer displayed on the relevant page, or if not displayed by 11:00 a.m., New York City time, on the applicable interest determination date, then the CMS rate will be a percentage determined on the basis of the mid-market, semi-annual swap rate quotations provided by five leading swap dealers in the New York City interbank market at approximately 11:00 a.m., New York City time, on the applicable interest determination date. For this purpose, the semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. dollar interest rate swap transaction with a term equal to the maturity of the notes designated in the applicable pricing supplement commencing on that interest determination date with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an Actual/360 day count basis, is equivalent to “LIBOR Moneyline Telerate” with a maturity of three months. The calculation agent will select the five swap dealers after consultation with us and will request the principal New York City office of each of those dealers to provide a quotation of its rate. If at least three quotations are provided, the CMS rate for that interest determination date will be the arithmetic mean of the quotations, eliminating the highest and lowest quotations or, in the event of equality, one of the highest and one of the lowest quotations.

•
If fewer than three leading swap dealers selected by the calculation agent are providing quotations as described above, the CMS rate will remain the CMS rate in effect on that interest determination date or, if that interest determination date is the first interest determination date, the CMS rate will be the initial interest rate.

CMT Rate Notes

CMT rate notes will bear interest at the interest rates specified in the CMT rate notes and in the applicable pricing supplement.  That interest rate will be based on the CMT rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

Unless otherwise set forth in the applicable pricing supplement, the “CMT rate” means, for any interest determination date, the rate as set forth in H.15(519) (as defined below), under the caption “Treasury constant maturities”, for:

•	the rate on that interest determination date, if the Designated CMT Telerate page (as defined below) is 7051; and

•	the week or the month, as applicable, ended immediately preceding the week or month in which the related interest determination date occurs, if the Designated CMT Telerate page is 7052.

The following procedures will be followed if the CMT rate cannot be determined as described above:

•
If the CMT rate is not displayed on the relevant page by 3:30 p.m., New York City time on the related interest determination date, then the CMT rate will be a percentage equal to the yield for U.S. Treasury securities at “constant maturity” for the Designated CMT Maturity Index on the related interest determination date as set forth in H.15(519) under the caption “Treasury constant maturities”.

•
If the applicable rate described above does not appear in H.15(519) then the CMT rate on the related interest determination date will be the rate for the Designated CMT Maturity Index as may then be published by either the Board of Governors of the Federal Reserve System or the U.S. Department of the Treasury that the calculation agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate page and published in the relevant H.15(519).

•
If on the related interest determination date, neither the Board of Governors of the Federal Reserve System nor the U.S. Department of the Treasury publishes a yield on U.S. Treasury securities at a “constant maturity” for the Designated CMT Maturity Index, the CMT rate on the related interest determination date will be calculated by the calculation agent and will be a yield-to-maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 p.m., New York City time, on the related interest determination date, of three leading primary U.S. government securities dealers in New York City. The calculation agent will select five such securities dealers, and will eliminate the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest), for U.S. Treasury securities with an original maturity equal to the Designated CMT Maturity Index, a remaining term to maturity of no more than one year shorter than that Designated CMT Maturity Index and in a principal amount equal to the Representative Amount. If two bid prices with an original maturity as described above have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the U.S. Treasury security with the shorter remaining term to maturity will be used. The “Representative Amount” means an amount equal to the outstanding principal amount of the notes.

•
If fewer than five but more than two such prices are provided as requested, the CMT rate for the related interest determination date will be based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of those quotations will be eliminated.

•
If the calculation agent cannot obtain three U.S. Treasury securities quotations of the kind requested in the prior two paragraphs, the calculation agent will determine the CMT rate to be the yield to maturity based on the arithmetic mean of the secondary market bid prices for U.S. Treasury securities, at approximately 3:30 p.m., New York City time, on the related interest determination date of three leading primary U.S. government securities dealers in New York City. In selecting these bid prices, the calculation agent will request quotations from at least five of those securities dealers and will disregard the highest quotation (or if there is equality, one of the highest) and the lowest quotation (or if there is equality, one of the lowest) for U.S. Treasury securities with an original maturity greater than the Designated CMT Maturity Index, a remaining term to maturity closest to the Designated CMT Maturity Index and in a Representative Amount. If two U.S. Treasury securities with an original maturity longer than the Designated CMT Maturity Index have remaining terms to maturity that are equally close to the Designated CMT Maturity Index, the calculation agent will obtain quotations for the U.S. Treasury security with the shorter remaining term to maturity.

•
If fewer than five but more than two of the leading primary U.S. government securities dealers provide quotes as described in the prior paragraph, then the CMT rate will be based on the arithmetic mean of the bid prices obtained, and neither the highest nor the lowest of those quotations will be eliminated.

•
If fewer than three leading primary U.S. government securities reference dealers selected by the calculation agent provide quotes as described above, the CMT rate will be determined by the calculation agent.

“Designated CMT Telerate page” means the display on Moneyline Telerate, or any successor service, on the page designated in the applicable pricing supplement or any other page as may replace that page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no page is specified in the applicable pricing supplement the Designated CMT Telerate page will be 7052, for the most recent week.

“H.15(519)” means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System, available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/H15/ or any successor site or publication. We make no representation or warranty as to the accuracy or completeness of the information displayed on that website, and that information is not incorporated by reference herein and should not be considered a part of this prospectus supplement.

“Designated CMT Maturity Index” means the original period to maturity of the U.S. Treasury securities, which is either 1, 2, 3, 5, 7, 10, 20 or 30 years, specified in the applicable pricing supplement for which the CMT rate will be calculated. If no maturity is specified in the applicable pricing supplement the Designated CMT Maturity Index will be two years.

Commercial Paper Rate Notes

Commercial paper rate notes will bear interest at the interest rates specified in the commercial paper rate notes and in the applicable pricing supplement.  Those interest rates will be based on the commercial paper rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

Unless otherwise set forth in the applicable pricing supplement, the “commercial paper rate” means, for any interest determination date, the money market yield, calculated as described below, of the rate on that date for commercial paper having the index maturity specified in the applicable pricing supplement, as that rate is published in H.15(519), under the heading “Commercial Paper—Nonfinancial”.  The following procedures will be followed if the commercial paper rate cannot be determined as described above:

•
If the above rate is not published by 3:00 p.m., New York City time, on the interest determination date, then the commercial paper rate will be the money market yield of the rate on that interest determination date for commercial paper of the index maturity specified in the applicable pricing supplement as published in the H.15 Daily Update or another recognized electronic source used for the purpose of displaying the applicable rate, under the heading “Commercial Paper—Nonfinancial.”

•
If by 3:00 p.m., New York City time, on that interest determination date the rate is not yet published in either H.15(519) or the H.15 Daily Update, then the calculation agent will determine the commercial paper rate to be the money market yield of the arithmetic mean of the offered rates as of 11:00 a.m., New York City time, on that interest determination date of three leading dealers of U.S. dollar commercial paper in The City of New York, which may include the agent and its affiliates, selected by the calculation agent, after consultation with us, for commercial paper of the index maturity specified in the applicable pricing supplement, placed for an industrial issuer whose bond rating is “AA” or the equivalent by a nationally recognized rating agency.

•
If fewer than three dealers selected by the calculation agent are quoting offered rates as set forth above, the commercial paper rate for that interest determination date will remain the commercial paper rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

The “money market yield” will be a yield calculated in accordance with the following formula:

where, “D” refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal and “M” refers to the actual number of days in the interest payment period for which interest is being calculated.

Consumer Price Index Notes

Consumer Price Index notes will bear interest at the interest rates specified in the Consumer Price Index notes and in the applicable pricing supplement.  That interest rate will be based on the Consumer Price Index and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

Unless otherwise set forth in the applicable pricing supplement, the “Consumer Price Index” or “CPI” means, for any interest determination date, the non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers, published monthly by the Bureau of Labor Statistics of the U.S. Department of Labor (the “Bureau of Labor Statistics”) and reported on the Bloomberg page “CPURNSA” or any successor thereto.  The Bureau of Labor Statistics makes the majority of its consumer price index data and press releases publicly available immediately at the time of release.  This material may be accessed electronically by means of the Bureau of Labor Statistics’ home page on the Internet at http://www.bls.gov.  The Consumer Price Index for a particular month is published during the following month. The Consumer Price Index is a measure of the average change in consumer prices over time for a fixed market basket of goods and services, including food, clothing, shelter, fuels, transportation, charges for doctors and dentists services, and drugs. User fees (such as water and sewer service) and sales and excise taxes paid by the consumer are included in determining consumer prices.  Income taxes and investment items such as stocks, bonds and life insurance are not included.  The Consumer Price Index includes expenditures by urban wage earners and clerical workers, professional, managerial and technical workers, the self-employed, short-term workers, the unemployed, retirees and others not in the labor force.  In calculating the Consumer Price Index, price changes for the various items are averaged together with weights that represent their importance in the spending of urban households in the United States. The contents of the market basket of goods and services and the weights assigned to the various items are updated periodically by the Bureau of Labor Statistics to take into account changes in consumer expenditure patterns.

The Consumer Price Index is expressed in relative terms in relation to a time base reference period for which the level is set at 100.0. The time base reference period is the 1982–1984 average.  Because the Consumer Price Index for the period from 1982–1984 is 100, an increase in the price of the fixed market basket of goods and services of 16.5% from that period would be shown as 116.5%.  If the Bureau of Labor Statistics rebases the Consumer Price Index when the notes are outstanding, the calculation agent will continue to calculate inflation using 1982–1984 as the base reference period for so long as the current Consumer Price Index continues to be published.  Any conversion by the Bureau of Labor Statistics to a new reference base will not affect the measurement of the percent changes in a given index series from one time period to another, except for rounding differences.  Rebasing might affect the published “headline” number often quoted in the financial press, but the inflation calculation for the notes should not be adversely affected by any rebasing because the Consumer Price Index based on 1982–1984 will be calculated using the percentage changes of the rebased Consumer Price Index.

The Bureau of Labor Statistics has made technical and methodological changes to the Consumer Price Index, and is likely to continue to do so.  Examples of recent methodological changes include:

•	the use of regression models to adjust for improvements in the quality of various goods (televisions, personal computers, etc.);

•	the introduction of geometric averages to account for consumer substitution within the consumer price index categories; and

•	changing the housing/shelter formula to increase rental equivalence estimation.

Similar changes in the future could affect the level of the Consumer Price Index and alter the interest payable on the notes and, therefore, the value of the notes.

The following procedures will be followed if the Consumer Price Index cannot be determined as described above:

•
If the Consumer Price Index is not reported on Bloomberg page CPURNSA for a particular month by 3:00 PM on the interest determination date, but has otherwise been published by the Bureau of Labor Statistics, the calculation agent will determine the Consumer Price Index as published by the Bureau of Labor Statistics for that month using any other source as the calculation agent deems appropriate.

•
If the Consumer Price Index is rebased to a different year or period, the base reference period will continue to be the 1982-1984 reference period as long as the 1982-1984 Consumer Price Index continues to be published.

•
If the Consumer Price Index for the reference month is subsequently revised by the Bureau of Labor Statistics, the calculation agent will continue to use the Consumer Price Index initially published by the Bureau of Labor Statistics on the interest reset date.

•
If, while the notes are outstanding, the Consumer Price Index is discontinued or substantially altered, as determined by the calculation agent, the applicable substitute index for the notes will be that chosen by the Secretary of the Treasury for the Department of Treasury’s Inflation-Linked Treasuries as described at 62 Federal Register 846-874 (January 6, 1997). If none of those securities are outstanding, the calculation agent will determine a substitute index for the notes in accordance with general market practice at the time.

Eleventh District Cost of Funds Notes

Eleventh district cost of funds rate notes will bear interest at the interest rates specified in the eleventh district cost of funds rate notes and in the applicable pricing supplement.  Those interest rates will be based on the eleventh district cost of funds rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

Unless otherwise set forth in the applicable pricing supplement, the “eleventh district cost of funds rate” means, for any interest determination date, the rate on the applicable interest determination date equal to the monthly weighted average cost of funds for the calendar month preceding the interest determination date as displayed under the caption “Eleventh District” on Telerate page 7058. “Telerate page 7058” means the display page designated as page 7058 on Moneyline Telerate, or any successor service or page, for the purpose of displaying the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District.  The following procedures will be followed if the eleventh district cost of funds rate cannot be determined as described above:

•
If the above rate is not displayed by 3:00 p.m., New York City time, on the interest determination date for the applicable interest determination date, the eleventh district cost of funds rate will be the eleventh district cost of funds rate index on the applicable interest determination date.

•
If the Federal Home Loan Bank of San Francisco fails to announce the rate for the calendar month next preceding the applicable interest determination date, then the eleventh district cost of funds rate for the new interest reset period will be the same as for the immediately preceding period. If there was no such interest reset period, the eleventh district cost of funds rate index will be the initial interest rate.

The “eleventh district cost of funds rate index” means the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that the Federal Home Loan Bank of San Francisco most recently announced as the cost of funds for the calendar month immediately preceding the date of the announcement.

EURIBOR Notes

EURIBOR notes will bear interest at the interest rates specified in the EURIBOR notes and in the applicable pricing supplement.  Those interest rates will be based on the EURIBOR and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

Unless otherwise set forth in the applicable pricing supplement, “EURIBOR” means, for any interest determination date, the rate for deposits in euros as sponsored, calculated and published jointly by the European Banking Federation and ACI—The Financial Market Association, or any company established by the joint sponsors for purposes of establishing, compiling and publishing those rates, for the index maturity specified in the applicable pricing supplement as that rate appears on the display on Moneyline Telerate, or any successor service, on page 248 or any other page as may replace page 248 on that service, which is commonly referred to as “Telerate page 248”, as of 11:00 a.m., Brussels time.  The following procedures will be followed if the rate cannot be determined as described above:

•
If the above rate does not appear on Telerate page 248 as of 11:00 a.m., Brussels time, the calculation agent will request the principal Euro-zone office of each of four major banks in the Euro-zone interbank market, as selected by the calculation agent, after consultation with us, to provide the calculation agent with its offered rate for deposits in euros, at approximately 11:00 a.m., Brussels time, on the interest determination date, to prime banks in the Euro-zone interbank market for the index maturity specified in the applicable pricing supplement commencing on the applicable interest reset date, and in a principal amount not less than the equivalent of US$1 million in euro that is representative of a single transaction in euro, in that market at that time. If two or more quotations are provided, EURIBOR will be the arithmetic mean of those quotations.

•
If fewer than two quotations are provided as described above, EURIBOR will be the arithmetic mean of the rates quoted by four major banks in the Euro-zone interbank market, as selected by the calculation agent, after consultation with us, at approximately 11:00 a.m., Brussels time, on the applicable interest reset date for loans in euro to leading European banks for a period of time equivalent to the index maturity specified in the applicable pricing supplement commencing on that interest reset date in a principal amount not less than the equivalent of US$1 million in euro that is representative of a single transaction in euro, in that market at that time.

•
If fewer than three banks so selected by the calculation agent are quoting as set forth above, EURIBOR for that interest determination date will remain EURIBOR for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

“Euro-zone” means the region comprising member states of the European Union that have adopted the single currency in accordance with the relevant treaty of the European Union, as amended.

Federal Funds (Effective) Rate Notes

Federal funds (effective) rate notes will bear interest at the interest rates specified in the federal funds (effective) rate notes and in the applicable pricing supplement.  Those interest rates will be based on the federal funds (effective) rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

Unless otherwise set forth in the applicable pricing supplement, the “federal funds (effective) rate” means, for any interest determination date, the rate on that date for federal funds as published in H.15(519) under the heading “Federal Funds (Effective)” as displayed on Moneyline Telerate, or any successor service, on page 120 or any other page as may replace the applicable page on that service, which is commonly referred to as “Telerate Page 120.” The following procedures will be followed if the federal funds (effective) rate cannot be determined as described above:

•
If the above rate does not appear on Telerate page 120 or is not yet published by 3:00 p.m., New York City time, on the calculation date, the federal funds (effective) rate will be the rate on that interest determination date as published in the H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the heading “Federal Funds (Effective)”

•
If the above rate is not yet published in either H.15(519) or the H.15 Daily Update by 3:00 p.m., New York City time, on the calculation date, the calculation agent will determine the federal funds (effective) rate to be the arithmetic mean of the rates for the last transaction in overnight U.S. dollar federal funds by each of three leading brokers of U.S. dollar federal funds transactions in the City of New York, which may include the agent and its affiliates, selected by the calculation agent, after consultation with us, prior to 9:00 a.m., New York City time, on that interest determination date.

•
If fewer than three brokers selected by the calculation agent are quoting as set forth above, the federal funds rate for that interest determination date will remain the federal funds (effective) rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

Federal Funds (Open) Rate Notes

Federal funds (open) rate notes will bear interest at the interest rates specified in the federal funds (open) rate notes and in the applicable pricing supplement.  Those interest rates will be based on the federal funds (open) rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

Unless otherwise set forth in the applicable pricing supplement, the “federal funds (open) rate” means, for any interest determination date, the rate on that date for federal funds as published in H.15(519) under the heading “Federal Funds” and opposite the caption “Open,” as displayed on Moneyline Telerate, or any successor service, on page 5 or any other page as may replace the applicable page on that service, which is commonly referred to as “Telerate Page 5.” The following procedures will be followed if the federal funds (open) rate cannot be determined as described above:

•
If the above rate does not appear on Telerate page 5 or is not yet published by 3:00 p.m., New York City time, on the interest determination date, the federal funds (open) rate will be the rate on that interest determination date as published on Bloomberg, or other recognized electronic source used for the purpose of displaying the applicable rate, on FEDSPREB Index.

•
If the above rate is not yet published on either Telerate page 5 or FEDSPREB Index on Bloomberg by 3:00 p.m., New York City time, on the interest determination date, the calculation agent will determine the federal funds (open) rate to be the arithmetic mean of the rates for the last transaction in overnight U.S. dollar federal funds by each of three leading brokers of U.S. dollar federal funds transactions in The City of New York, which may include the agent and its affiliates, selected by the calculation agent, after consultation with us, prior to 9:00 a.m., New York City time, on that interest determination date.

•
If fewer than three brokers selected by the calculation agent are quoting as set forth above, the federal funds rate for that interest determination date will remain the federal funds (open) rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

LIBOR Notes

LIBOR notes will bear interest at the interest rates specified in the LIBOR notes and in the applicable pricing supplement.  That interest rate will be based on London Interbank Offered Rate, which is commonly referred to as “LIBOR,” and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.  The calculation agent will determine “LIBOR” for each interest determination date as follows:

•	As of the interest determination date, LIBOR will be either:

•
if “LIBOR Reuters” is specified in the applicable pricing supplement, the arithmetic mean of the offered rates for deposits in the index currency having the index maturity designated in the applicable pricing supplement, commencing on the second London banking day immediately following that interest determination date, that appear on the Designated LIBOR Page, as defined below, as of 11:00 a.m., London time, on that interest determination date, if at least two offered rates appear on the Designated LIBOR Page; except that if the specified Designated LIBOR Page, by its terms provides only for a single rate, that single rate will be used; or

•
if “LIBOR Telerate” is specified in the applicable pricing supplement, the rate for deposits in the index currency having the index maturity designated in the applicable pricing supplement, commencing on the second London banking day immediately following that interest determination date or, if pounds sterling is the index currency, commencing on that interest determination date, that appears on the Designated LIBOR Page at approximately 11:00 a.m., London time, on that interest determination date.

•
If (i) fewer than two offered rates appear and “LIBOR Reuters” is specified in the applicable pricing supplement, or (ii) no rate appears and the applicable pricing supplement specifies either (a) “LIBOR Telerate” or (b) “LIBOR Reuters” and the Designated LIBOR Page by its terms provides only for a single rate, then the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent after consultation with us, to provide the calculation agent with its offered quotation for deposits in the index currency for the period of the index maturity specified in the applicable pricing supplement commencing on the second London banking day immediately following the interest determination date or, if pounds sterling is the index currency, commencing on that interest determination date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative of a single transaction in that index currency in that market at that time.

•
If at least two quotations are provided, LIBOR determined on that interest determination date will be the arithmetic mean of those quotations.  If fewer than two quotations are provided, LIBOR will be determined for the applicable interest reset date as the arithmetic mean of the rates quoted at approximately 11:00 a.m., London time, or some other time specified in the applicable pricing supplement, in the applicable principal financial center for the country of the index currency on that interest reset date, by three major banks in that principal financial center selected by the calculation agent, after consultation with us, for loans in the index currency to leading European banks, having the index maturity specified in the applicable pricing supplement and in a principal amount that is representative of a single transaction in that index currency in that market at that time.

•
If the banks so selected by the calculation agent are not quoting as set forth above, LIBOR for that interest determination date will remain LIBOR for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

The “index currency” means the currency specified in the applicable pricing supplement as the currency for which LIBOR will be calculated, or, if the euro is substituted for that currency, the index currency will be the euro.  If that currency is not specified in the applicable pricing supplement, the index currency will be U.S. dollars.

“Designated LIBOR Page” means either (i) if “LIBOR Reuters” is designated in the applicable pricing supplement, the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank rates of major banks for the applicable index currency or its designated successor, or (ii) if “LIBOR Telerate” is designated in the applicable pricing supplement, the display on Moneyline Telerate, or any successor service, on the page specified in the applicable pricing supplement, or any other page as may replace that page on that service, for the purpose of displaying the London interbank rates of major banks for the applicable index currency.

If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable pricing supplement, LIBOR for the applicable index currency will be determined as if LIBOR Telerate were specified, and, if the U.S. dollar is the index currency, as if Page 3750, had been specified.

Prime Rate Notes

Prime rate notes will bear interest at the interest rates specified in the prime rate notes and in the applicable pricing supplement.  Those interest rates will be based on the prime rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

Unless otherwise set forth in the applicable pricing supplement, the “prime rate” means, for any interest determination date, the rate on that date as published in H.15(519) under the heading “Bank Prime Loan”.  The following procedures will be followed if the prime rate cannot be determined as described above:

•
If the above rate is not published by 3:00 p.m., New York City time, on the interest determination date, then the prime rate will be the rate on that interest determination date as published in H.15 Daily Update under the heading “Bank Prime Loan.”

•
If the rate is not published in either H.15(519) or the H.15 Daily Update by 3:00 p.m., New York City time, on the interest determination date, then the calculation agent will determine the prime rate to be the arithmetic mean of the rates of interest publicly announced by each of the various banks that appear on the Reuters screen USPRIME 1 page, as defined below, as each such bank’s prime rate or base lending rate as in effect for that interest determination date.

•
If fewer than four rates appear on the Reuters screen USPRIME 1 page by 3:00 p.m., New York City time, for that interest determination date, the calculation agent will determine the prime rate to be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on that interest determination date by at least three major banks in The City of New York, which may include affiliates of the agent, selected by the calculation agent, after consultation with us.

•
If fewer than three banks selected by the calculation agent are quoting as set forth above, the prime rate for that interest determination date will remain the prime rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

“Reuters screen USPRIME 1 page” means the display designated as page “USPRIME 1” on the Reuters Monitor Money Rates Service, or any successor service, or any other page as may replace the USPRIME 1 page on that service for the purpose of displaying prime rates or base lending rates of major U.S. banks.

Treasury Rate Notes

Treasury rate notes will bear interest at the interest rates specified in the treasury rate notes and in the applicable pricing supplement.  Those interest rates will be based on the treasury rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

Unless otherwise set forth in the applicable pricing supplement, the “Treasury rate” means:

•
the rate for the auction held on the applicable interest determination date, which we refer to as the “auction”, of direct obligations of the United States, which are commonly referred to as “Treasury Bills”, having the index maturity specified in the applicable pricing supplement as that rate appears under the caption “Investment Rate” on the display on Moneyline Telerate, or any successor service, on page 56 or any other page as may replace page 56 on that service, which we refer to as “Telerate page 56”, or page 57 or any other page as may replace page 57 on that service, which we refer to as “Telerate page 57”; or

•
if the rate described in the prior paragraph is not published by 3:00 p.m., New York City time, on the interest determination date, the bond equivalent yield of the rate for the applicable Treasury Bills as published in the H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/Treasury Bills/Auction High”; or

•
if the rate described in the prior paragraph is not published by 3:00 p.m., New York City time, on the related interest determination date, the bond equivalent yield of the auction rate of the applicable Treasury Bills, announced by the U.S. Department of the Treasury; or

•
if the rate referred to in the prior paragraph is not announced by the U.S. Department of the Treasury, or if the auction is not held, the bond equivalent yield of the rate on the applicable interest determination date of Treasury Bills having the index maturity specified in the applicable pricing supplement published in H.15(519) under the caption “U.S. Government Securities/Treasury Bills/ Secondary Market”; or

•
if the rate referred to in the prior paragraph is not so published by 3:00 p.m., New York City time, on the related interest determination date, the rate on the applicable interest determination date of the applicable Treasury Bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/Treasury Bills/Secondary Market”; or

•
if the rate referred to in the prior paragraph is not so published by 3:00 p.m., New York City time, on the related interest determination date, the rate on the applicable interest determination date calculated by the calculation agent as the bond equivalent yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on the applicable interest determination date, of three primary U.S. government securities dealers, which may include the agent and its affiliates, selected by the calculation agent, for the issue of Treasury Bills with a remaining maturity closest to the index maturity specified in the applicable pricing supplement; or

•
if the dealers selected by the calculation agent are not quoting as set forth above, the Treasury rate for that interest determination date will remain the Treasury rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

The “bond equivalent yield” means a yield calculated in accordance with the following formula and expressed as a percentage:

where, “D” refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis, “N” refers to 365 or 366, as applicable, and “M” refers to the actual number of days in the interest payment period for which interest is being calculated.

We may issue notes with the principal amount payable on any principal payment date and/or the amount of interest payable on any interest payment date determined by reference to one or more commodities, interest rates, consumer prices, debt or equity securities, or other debt or equity instruments of entities affiliated or not affiliated with us, baskets of those securities or an index or indices of those securities, quantitative measures associated with an occurrence, extent of an occurrence, or contingency associated with a financial, commercial, or economic consequence, or economic or financial indices or measures of economic or financial risk or value.  These notes may include other terms, which will be specified in the applicable pricing supplement.  Some of these other terms may include, but are not limited to, a combination of (i) indices or equity securities and currencies, (ii) indices or equity securities and commodities and (iii) indices or equity securities and interest rates.

Reopened Issues

Under certain limited circumstances, and at our sole discretion, we may “reopen” certain issuances of notes.  These further issuances, if any, will be consolidated to form a single series with the notes and will have the same CUSIP number and will trade interchangeably with the notes immediately upon settlement.  Any additional issuances will increase the aggregate principal amount of the outstanding notes of this series, plus the aggregate principal amount of any notes bearing the same CUSIP number that are issued pursuant to (i) any 30-day option we grant to the agents, and (ii) any future issuances of notes bearing the same CUSIP number.  The price of any additional offering will be determined at the time of pricing of such offering.

If appropriate, we will treat any additional offerings of notes as part of the same issue as the notes for U.S. federal income tax purposes.  If an additional offering of notes is treated as part of the same issuance of notes for purposes of the regulations governing original issue discount on debt instruments, we will treat the additional offerings of notes as having the same issue date, the same issue price and, with respect to holders, the same adjusted issue price as the notes.  Consequently, the “issue price” of any additional offering of notes for U.S. federal income tax purposes will be the first price at which a substantial amount of the notes were sold to the public (excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers).  If we treat any additional offerings of notes as part of the same issuance as the notes for U.S. federal income tax purposes, we will disclose the treatment of any relevant accrued interest that is not otherwise described under “Certain U.S. Federal Income Tax Considerations” herein.

Redemptions and Repurchases of Notes

Optional Redemption.  The applicable pricing supplement will indicate the terms of our option to redeem the notes, if any.  We will mail a notice of redemption to each holder or, in the case of global notes, to the Depositary, as holder of the global notes, by first class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption, or within the redemption notice period designated in the applicable pricing supplement, to the address of each holder as that address appears in the books maintained by the paying agent.  Unless specified in the applicable pricing supplement, the notes will not be subject to any sinking fund.

Repayment at Option of Holder.  If applicable, the pricing supplement relating to each note will indicate that the holder has the option to have us repay the note on a date or dates specified prior to its maturity date.  The repayment price will be determined as set forth in the applicable pricing supplement.  For notes issued with original issue discount, the pricing supplement will specify the amount payable upon repayment.

Unless otherwise provided in the applicable pricing supplement, for us to repay a note, the paying agent must receive the following at least 15 days but not more than 30 days prior to the repayment date:

•	the note with the form entitled “Option to Elect Repayment” on the reverse of the note duly completed; or

•
a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange, or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States setting forth the name of the holder of the note, the principal amount of the note, the principal amount of the note to be repaid, the certificate number or a description of the tenor and terms of the note, a statement that the option to elect repayment is being exercised and a guarantee that the note to be repaid, together with the duly completed form entitled “Option to Elect Repayment” on the reverse of the note, will be received by the paying agent not later than the fifth business day after the date of that telegram, telex, facsimile transmission or letter.  However, the telegram, telex, facsimile transmission or letter will only be effective if that note and form duly completed are received by the paying agent by the fifth business day after the date of that telegram, telex, facsimile transmission or letter.

Exercise of the repayment option by the holder of a note will be irrevocable.  Unless otherwise provided in the applicable pricing supplement, the holder may exercise the repayment option for less than the entire principal amount of the note but, in that event, the principal amount of the note remaining outstanding after repayment must be an authorized denomination.

Special Requirements for Optional Repayment of Global Notes.  If a note is represented by a global note, the Depositary or the Depositary’s nominee will be the holder of the note and therefore will be the only entity that can exercise a right to repayment.  In order to ensure that the Depositary’s nominee will timely exercise a right to repayment of a particular note, the beneficial owner of the note must instruct the broker or other direct or indirect participant through which it holds an interest in the note to notify the Depositary of its desire to exercise a right to repayment.  Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a note in order to ascertain the cut-off time by which an instruction must be given in order for timely notice to be delivered to the Depositary.

Open Market Purchases.  We may purchase notes at any price in the open market or otherwise.  Notes so purchased by us may, at our discretion, be held or resold or surrendered to the relevant trustee for cancellation.

Replacement of Notes

Upon payment by the holder of expenses that we or the trustee may incur, we may, in our discretion replace any notes that become mutilated, destroyed, lost or stolen or are apparently destroyed, lost or stolen.  The mutilated notes must be surrendered to the trustee or the paying agent or satisfactory evidence of the destruction, loss or theft of the notes must be delivered to us, the paying agent and the trustee.  At the expense of the holder, an indemnity that is satisfactory to us, the principal paying agent and the trustee may be required before a replacement note will be issued.

Currency-Linked Notes

We may issue notes with the principal amount payable on any principal payment date and/or the amount of interest payable on any interest payment date to be determined by reference to the value of one or more currencies as compared to the value of one or more other currencies, which we refer to as “currency-linked notes.” The pricing supplement will specify the following:

•	information as to the one or more currencies to which the principal amount payable on any principal payment date or the amount of interest payable on any interest payment date is linked or indexed;

•	the currency in which the face amount of the currency-linked note is denominated, which we refer to as the “denominated currency”;

•	the currency in which principal on the currency-linked note will be paid, which we refer to as the “payment currency”;

•	the interest rate per annum and the dates on which we will make interest payments;

•	specific historic exchange rate information and any currency risks relating to the specific currencies selected; and

•	additional tax considerations, if any.

The denominated currency and the payment currency may be the same currency or different currencies.  Interest on currency-linked notes will be paid in the denominated currency.

Notes Linked to Commodities, Interest Rates, Consumer Prices, Single Securities, Baskets of Securities, Indices and other Quantitative Measures

We may issue notes for which the principal amount payable on the maturity date and/or the amount of interest payable on any interest payment date is determined by reference to one or more commodities, interest rates, consumer prices, single debt or equity securities, baskets of debt or equity securities or an index or indices of such securities, quantitative measures associated with an occurrence or non-occurrence of a particular event, extent of an occurrence or non-occurrence of a particular event, or contingency associated with a commercial, financial or economic consequence, or economic or financial indices or measures of economic or financial value or risk.  These notes may include additional terms which will be specified in the applicable pricing supplement.

Calculation Agent and Calculations

The calculation agent will make all determinations regarding the value of the notes at maturity, the amount payable in respect of your notes, including any interest payment, antidilution adjustments, market disruption events, business days, the default amount and any other calculations or determinations to be made by the calculation agent, as specified herein, in the applicable pricing supplement or in the prospectus.  All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on the beneficial owners of the Notes, absent manifest error and provided the calculation agent shall be required to act in good faith in making any determination.  If the calculation agent uses its discretion to make a determination, the calculation agent will notify the indenture trustee, who will provide notice to the registered holders of the Notes.  We may appoint a different calculation agent from time to time.

SPONSORS OR ISSUERS AND REFERENCE ASSET

The notes have not been passed on by the sponsor or issuer of the instrument or instruments underlying the Reference Asset as to their legality or suitability.  The notes are not issued by and are not financial or legal obligations of the sponsor or issuer of the instrument or instruments underlying the Reference Asset.  The sponsor or issuer of the instrument or instruments underlying the Reference Asset makes no warranties and bears no liabilities with respect to the notes.  This prospectus supplement relates only to the notes offered by the applicable pricing supplement and does not relate to any security of an underlying issuer.

If the Reference Asset is one or more U.S. equity securities, note that companies with securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are required to file periodically certain financial and other information specified by the SEC.  Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.  You may obtain information on the operation of the public reference room by calling the SEC at l-800-SEC-0330.  In addition, information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC.  The address of the SEC’s website is http://www.sec.gov.  Information provided to or filed with the SEC pursuant to the Exchange Act by a company issuing a Reference Asset can be located by reference to the SEC file number provided in the applicable pricing supplement.  In addition, information regarding such a company may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the issuer of the Reference Asset with the SEC.  In connection with any issuance of notes under this prospectus supplement, neither we nor the agent has participated in the preparation of the above-described documents or made any due diligence inquiry with respect to the sponsor or issuer of the Reference Asset.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the sponsor or issuer of the Reference Asset is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described herein) that would affect the trading level or price of the Reference Asset (and therefore the price of such Reference Asset at the time we price the notes) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the sponsor or issuer of the Reference Asset could affect the value received at maturity with respect to the notes and therefore the price of the notes.

USE OF PROCEEDS AND HEDGING

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.  The cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.

On or prior to the pricing date, we, through our affiliates or others, expect to hedge our anticipated exposure in connection with the notes by taking positions in the instrument or instruments comprising the Reference Asset, in option or futures contracts relating to such instrument or instruments listed on major securities or futures markets, in other types of derivative instruments relating to such instrument or instruments, or in any other available securities, commodities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could affect the initial level of the Reference Asset, and, accordingly, the level at which the Reference Asset must close to surpass the initial level.  In addition, through our affiliates, we are likely to modify our hedge position throughout the life of the notes, by purchasing and selling the instrument or instruments comprising the Reference Asset, options or futures contracts relating to such instrument or instruments listed on major securities or futures markets, other types of derivative instruments relating to such instrument or instruments or positions in any other available securities, commodities or instruments that we may wish to use in connection with such hedging activities.  We cannot give any assurance that our hedging activities will not affect the price of the instrument or instruments comprising the Reference Asset and, therefore, adversely affect the value of the notes or the payment that you will receive at maturity or upon any acceleration of the notes.

CERTAIN ERISA CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain restrictions on employee benefit plans (“ERISA Plans”) that are subject to ERISA and on persons who are fiduciaries with respect to such ERISA Plans.  In accordance with the ERISA’s general fiduciary requirements, a fiduciary with respect to any such ERISA Plan who is considering the purchase of notes on behalf of such ERISA Plan should determine whether such purchase is permitted under the governing ERISA Plan documents and is prudent and appropriate for the ERISA Plan in view of its overall investment policy and the composition and diversification of its portfolio.  Other provisions of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) prohibit certain transactions between an ERISA Plan or other plan subject to Section 4975 of the Code (such plans and ERISA Plans, “Plans”) and persons who have certain specified relationships to the Plan (“parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of Section 4975 of the Code).  Thus, a Plan fiduciary considering the purchase of notes should consider whether such a purchase might constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code.

The Issuer or dealers selling notes may each be considered a “party in interest” or a “disqualified person” with respect to many Plans.  The issuer and several of its subsidiaries are each considered a “disqualified person” under the Code or “party in interest” under ERISA with respect to many Plans, although the issuer is not a “disqualified person” with respect to an  individual retirement account or “IRA” simply because the IRA is established with HSBC Securities (USA) Inc. or because  HSBC Securities (USA) Inc. provides brokerage to the IRA, and the issuer cannot be a “party in interest” to any IRA other than certain employer-sponsored IRAs as only employer-sponsored IRAs are covered by ERISA.

The purchase of notes by a Plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975 of the Code (including individual retirement accounts and other plans described in Section 4975(c)(1) of the Code) and with respect to which the Issuer or the dealers selling notes is a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such notes are acquired pursuant to and in accordance with an applicable statutory or administrative exemption. Administrative exemptions include Prohibited Transaction Class Exemption (“PTCE”) 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (an exemption for certain transactions involving bank collective investment finds), PTCE 95-60 (an exemption for certain transactions involving life insurance general accounts) or PTCE 96-23 (an exemption for certain transactions determined by in house investment managers).

It should also be noted that the recently enacted Pension Protection Act of 2006 contains a statutory exemption from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code for transactions involving certain parties in interest or disqualified persons who are such merely because they are a service provider to a Plan, or because they are related to a service provider.  Generally, the exemption would be applicable if the party to the transaction with the Plan is a party in interest or a disqualified person to the Plan but is not (i) an employer, (ii) a fiduciary who has or exercises any discretionary authority or control with respect to the investment of the Plan assets involved in the transaction, (iii) a fiduciary who renders investment advice (within the meaning of ERISA and Section 4975 of the Code) with respect to those assets, or (iv) an affiliate of (i), (ii) or (iii).  Any Plan fiduciary relying on this statutory exemption (Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code) and purchasing notes on behalf of a Plan will be deemed to represent that (x) the fiduciary has made a good faith determination that the Plan is paying no more than, and is receiving no less than, adequate consideration in connection with the transaction and (y) neither the Issuer nor any affiliates of the Issuer directly or indirectly exercises any discretionary authority or control or renders investment advice (as defined above) with respect to the assets of the Plan which such fiduciary is using to purchase the notes, both of which are necessary preconditions to utilizing this exemption.  Any purchaser that is a Plan is encouraged to consult with counsel regarding the application of the foregoing exemptions or any other statutory or administrative exemption.

Certain employee benefit plans, such as governmental plans (as defined in Section 3(32) of ERISA) and, if no election has been made under Section 410(d) of the Code, church plans (as defined in Section 3(33) of ERISA), are not subject to Section 406 of ERISA or Section 4975 of the Code.  However, such plans may be subject to the provisions of applicable federal, state or local or other laws, rules or regulations ("Similar Law") substantially similar to the foregoing provisions of ERISA or the Code.  Fiduciaries of such plans ("Similar Law Plans") should consider applicable Similar Law when investing in the notes.

By its purchase of any offered note, the purchaser or transferee thereof will be deemed to represent, on each day from the date on which the purchaser or transferee acquires the offered note through and including the date on which the purchaser or transferee disposes of its interest in such offered note, either that (a) it is not a Plan, a Similar Law Plan or an entity whose underlying assets include the assets of any Plan or Similar Law Plan or (b) its purchase, holding and disposition of such note will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a non-exempt violation of Similar Law.  Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase, holding and/or disposition of the notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws.

The sale of notes to a Plan or a Similar Law Plan is in no respect a representation by the Issuer or any of its affiliates that such an investment meets all relevant legal requirements with respect to investments by Plans or Similar Law Plans generally or any particular Plan or Similar Law Plan, or that such an investment is appropriate for a Plan or a Similar Law Plan generally or any particular Plan or Similar Law Plan.

Any person proposing to acquire any notes on behalf of a Plan or Similar Law Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto and all other relevant considerations.

The above discussion may be modified or supplemented with respect to a particular offering of notes, including the addition of further ERISA restrictions on purchase and transfer set forth in any applicable product supplement or pricing supplement.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax consequences of the purchase, beneficial ownership and disposition of notes.

For purposes of this summary, a “U.S. holder” is a beneficial owner of a note that is:

•	an individual who is a citizen or a resident of the United States, for federal income tax purposes;

•
a corporation (or other entity that is treated as a corporation for federal tax purposes) that is created or organized in or under the laws of the United States or any State thereof (including the District of Columbia);

•	an estate whose income is subject to federal income taxation regardless of its source; or

•
a trust if a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons, for federal income tax purposes, have the authority to control all of its substantial decisions.

For purposes of this summary, a “non-U.S. holder” is a beneficial owner of a note that is:

•	a nonresident alien individual for federal income tax purposes;

•	a foreign corporation for federal income tax purposes;

•	an estate whose income is not subject to federal income tax on a net income basis; or

•
a trust if no court within the United States is able to exercise primary jurisdiction over its administration or if United States persons do not have the authority to control all of its substantial decisions.

An individual may, subject to certain exceptions, be deemed to be a resident of the United States for federal income tax purposes by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one third of the days present in the immediately preceding year, and one sixth of the days present in the second preceding year).

This summary is based on interpretations of the Internal Revenue Code of 1986, as amended (the “Code”), regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change.  Any such change may be applied retroactively and may adversely affect the federal income tax consequences described herein.  This summary addresses only holders that purchase notes at initial issuance, and own notes as capital assets and not as part of a “straddle,” “hedge,” “synthetic security,” or a “conversion transaction” for federal income tax purposes or as part of some other integrated investment.  This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the federal income tax laws (such as banks, thrifts or other financial institutions; insurance companies; securities dealers or brokers, or traders in securities electing mark-to-market treatment; regulated investment companies or real estate investment trusts; small business investment companies; S corporations; investors that hold their notes through a partnership or other entity treated as a partnership for federal tax purposes; investors whose functional currency is not the U.S. dollar; certain former citizens or residents of the United States; persons subject to the alternative minimum tax; retirement plans or other tax-exempt entities, or persons holding the notes in tax-deferred or tax-advantaged accounts; or “controlled foreign corporations” or a “passive foreign investment companies” for federal income tax purposes).  This summary also does not address the tax consequences to shareholders, or other equity holders in, or beneficiaries of, a holder, or any state, local or foreign tax consequences of the purchase, ownership or disposition of the notes.  Persons considering the purchase of notes should consult their own tax advisors concerning the application of federal income tax laws to their particular situations as well as any consequences of the purchase, beneficial ownership and disposition of notes arising under the laws of any other taxing jurisdiction.

The applicable pricing supplement may contain a further discussion of the special federal income tax consequences applicable to certain notes.  The summary of the federal income tax considerations contained in the applicable pricing supplement supersedes the following summary to the extent it is inconsistent therewith.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes

Unless otherwise indicated in the applicable pricing supplement, we intend to treat the notes as indebtedness for federal income tax purposes and except as provided below under “—Certain Equity-Linked Notes”, the balance of this summary assumes that the notes are treated as indebtedness for federal income tax purposes.  However, the treatment of a note as indebtedness for federal income tax purposes depends on a number of factors, and if the notes are not properly treated as indebtedness for federal income tax purposes, the federal income tax treatment of investors in notes may be different than that described below.

Payments of Interest.  Unless otherwise indicated in the applicable pricing supplement, interest on a note will be taxable to a U.S. holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. holder’s normal method of accounting for tax purposes.

Original Issue Discount.  The applicable pricing supplement will indicate whether we intend to treat the notes as issued with original issue discount.  The following is a summary of the principal federal income tax consequences of the ownership of notes having original issue discount.

A note will have original issue discount for federal income tax purposes if its “issue price” is less than its “stated redemption price at maturity” by more than a de minimis amount, as discussed below, and it has a term of more than one year.

The issue price of a note generally is the first price at which a substantial amount of the “issue” of notes is sold to the public for money (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), excluding pre-issuance accrued interest (as discussed below under “—Pre-Issuance Accrued Interest”).

The “stated redemption price at maturity” of a note generally is the total amount of all payments provided by the note other than “qualified stated interest” payments.

Qualified stated interest generally is stated interest that is “unconditionally payable” in cash or property (other than debt instruments of the issuer) at least annually either at a single fixed rate, or a “qualifying variable rate” (as described below).  Qualified stated interest is taxable to a U.S. holder when accrued or received in accordance with the U.S. holder’s normal method of tax accounting.

Interest is considered unconditionally payable only if reasonable legal remedies exist to compel timely payment or the note otherwise provides terms and conditions that make the likelihood of late payment (other than a late payment within a reasonable grace period) or non-payment a remote contingency.  Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between stated interest payments.  Thus, if the interval between payments varies during the term of the instrument, the value of the fixed rate on which payment is based generally must be adjusted to reflect a compounding assumption consistent with the length of the interval preceding the payment.

Notes having “de minimis original issue discount” generally will be treated as not having original issue discount unless a U.S. holder elects to treat all interest on the note as original issue discount.  See “—Election to Treat All Interest and Discount as Original Issue Discount (Constant Yield Method).”  A note will be considered to have “de minimis original issue discount” if the difference between its stated redemption price at maturity and its issue price is less than the product of ¼ of 1 percent of the stated redemption price at maturity and the number of complete years from the issue date to maturity (or the weighted average maturity in the case of a note that provides for payment of an amount other than qualified stated interest before maturity).

U.S. holders of notes having original issue discount will be required to include original issue discount in gross income for federal income tax purposes as it accrues (regardless of the U.S. holders’ method of accounting), which may be in advance of receipt of the cash attributable to such income.  Original issue discount accrues under the constant yield method, based on a compounded yield to maturity, as described below.  Accordingly, U.S. holders of notes having original issue discount will generally be required to include in income increasingly greater amounts of original issue discount in successive accrual periods.

The annual amount of original issue discount includible in income by the initial U.S. holder of a note having original issue discount will equal the sum of the “daily portions” of the original issue discount with respect to the note for each day on which the U.S. holder held the note during the taxable year.  Generally, the daily portions of original issue discount are determined by allocating to each day in an “accrual period” the ratable portion of original issue discount allocable to the accrual period.  The term accrual period means an interval of time with respect to which the accrual of original issue discount is measured and which may vary in length over the term of the note provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on either the first or last day of an accrual period.

The amount of original issue discount allocable to an accrual period will be the excess of:

•	the product of the “adjusted issue price” of the note at the commencement of the accrual period and its “yield to maturity” over

•	the amount of any qualified stated interest payments allocable to the accrual period.

The adjusted issue price of a note at the beginning of the first accrual period is its issue price and, on any day thereafter, it is the sum of the issue price and the amount of original issue discount previously includible in the gross income of the U.S. holder (without regard to any “acquisition premium” as described below), reduced by the amount of any payment other than a payment of qualified stated interest previously made on the note.  If an interval between payments of qualified stated interest contains more than one accrual period, the amount of qualified stated interest that is payable at the end of the interval (including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval) is allocated on a pro-rata basis to each accrual period in the interval, and the adjusted issue price at the beginning of each accrual period in the interval is increased by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but is not payable until the end of the interval.  The yield to maturity of a note is the yield to maturity computed on the basis of compounding at the end of each accrual period properly adjusted for the length of the particular accrual period.  If all accrual periods are of equal length except for a shorter initial and/or final accrual period(s), the amount of original issue discount allocable to the initial period may be computed using any reasonable method; however, the original issue discount allocable to the final accrual period will always be the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period.

Pre-Issuance Accrued Interest.  If (i) a portion of the initial purchase price of a note is attributable to pre-issuance accrued interest, (ii) the first stated interest payment on the note is to be made within one year of the note’s issue date, and (iii) the payment will equal or exceed the amount of pre-issuance accrued interest, then the U.S. holder may compute the issue price of the note by subtracting the amount of the pre-issuance accrued interest.  In that event, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on the note.

Notes Subject to Call or Put Options.  For purposes of calculating the yield and maturity of a note subject to an option, in general, a call option held by the issuer is presumed exercised if, upon exercise, the yield on the note is less than it would have been had the option not been exercised, and a put option held by a U.S. holder is presumed exercised if, upon exercise, the yield on the note is more than it would have been had the option not been exercised.  The effect of this rule generally may accelerate or defer the inclusion of original issue discount in the income of a U.S. holder whose note is subject to a put option or a call option, as compared to a note that does not have such an option.  The applicable pricing supplement will indicate whether a put option or call option will be presumed to be exercised and the effect of that presumption.  If any option that is presumed to be exercised is not in fact exercised, the note is treated as reissued solely for purposes of the original issue discount rules on the date of presumed exercise for an amount equal to its adjusted issue price on that date.  The deemed reissuance will have the effect of redetermining the note’s yield and maturity for original issue discount purposes and any related subsequent accruals of original issue discount.

Variable Rate Debt Instruments.  Certain notes that are treated as “variable rate debt instruments” are subject to special rules described below.  The applicable pricing supplement will indicate whether we intend to treat a note as a variable rate debt instrument that is subject to these special rules.

If a variable rate debt instrument bears interest that is unconditionally payable at least annually at a single qualified floating rate or objective rate, all stated interest is treated as qualified stated interest.  The accrual of any original issue discount is determined by assuming the note bears interest at a fixed interest rate equal to the issue date value of the qualified floating rate or qualified inverse floating rate or, in the case of any other objective rate, a fixed internal rate that is equal to the reasonably expected yield for the note.  The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period.  The applicable pricing supplement will indicate whether a note is subject to these rules.

If a variable rate debt instrument bears interest at a qualifying variable rate other than a single qualified floating rate or objective rate, the amount and accrual of original issue discount generally are determined by (i) determining a fixed rate substitute for each variable rate as described in the preceding paragraph, (ii) determining the amount of qualified stated interest and original issue discount by assuming the note bears interest at such substitute fixed rates and (iii) making appropriate adjustments to the qualified stated interest and original issue discount so determined for actual interest rates under the note.  However, if such qualifying variable rate includes a fixed rate, the note is treated for purposes of applying clause (i) of the preceding sentence as if it provided for an assumed qualified floating rate (or qualified inverse floating rate if the actual variable rate is such) that would cause the note to have approximately the same fair market value, and the rate is used in lieu of the fixed rate.  The applicable pricing supplement will indicate whether a note is subject to these rules.

Short-Term Debt Instruments.  Certain notes that are treated as “short-term debt instruments” are subject to special rules.  The applicable pricing supplement will indicate whether we intend to treat the notes as short-term debt instruments.  A note that is a “short-term debt instrument” will be acquired with “acquisition discount” equal to all payments under the note over the U.S. holder’s basis in the note.  U.S. holders that report income for federal income tax purposes on the accrual method and certain other holders are required to include original issue discount (equal to the difference between all payments on the note over its issue price) in income or, if the U.S. holder elects, acquisition discount with respect to a note that is a short-term debt instrument.  Original issue discount or acquisition discount on notes that are short-term debt instruments is accrued on a straight-line basis, unless an irrevocable election with respect to the note is made to accrue the original issue discount or acquisition discount under the constant yield method based on daily compounding.

In general, an individual or other cash method U.S. holder of a short-term debt instrument is not required to accrue original issue discount or acquisition discount with respect to a note that is a short-term debt instrument, unless the U.S. holder elects to do so.  An election by a cash basis U.S. holder to accrue original issue discount on a note that is a short-term debt instrument, as well as the election to accrue acquisition discount instead of original issue discount with respect to a note that is a short-term debt instrument, applies to all short-term debt instruments acquired by the U.S. holder during the first taxable year for which the election is made, and all subsequent taxable years of the U.S. holder, unless the Internal Revenue Service (the “IRS”) consents to a revocation.  In the case of a U.S. holder that is not required (and does not elect) to include original issue discount or acquisition discount in income currently, any gain realized on the sale, exchange or other taxable disposition of a note that is a short-term debt instrument is treated as ordinary income to the extent of the original issue discount that had accrued on a straight-line basis (or, if elected, under the constant yield method based on daily compounding) through the date of sale, exchange or other disposition, and the U.S. holder will be required to defer deductions for any interest paid on indebtedness incurred or continued to purchase or carry the note in an amount not exceeding the accrued original issue discount (determined on a ratable basis, unless the U.S. holder elects to use a constant yield basis) on the note, until the original issue discount is recognized.

Market Discount and Premium.  If a U.S. holder purchases a note, other than a contingent payment debt instrument or a short-term debt instrument, for an amount that is less than its stated redemption price at maturity or, in the case of a note having original issue discount, less than its revised issue price (which is the sum of the issue price of the note and the aggregate amount of the original issue discount previously includible in the gross income of any holder (without regard to any acquisition premium)), the amount of the difference generally will be treated as market discount for federal income tax purposes.  (It is possible that a U.S. holder may purchase a note at original issuance for an amount that is different than its issue price.)  The amount of any market discount generally will be treated as de minimis and disregarded if it is less than the product of 0.25 percent of the stated redemption price at maturity of the note and the number of complete years to maturity (or weighted average maturity in the case of notes paying any amount other than qualified stated interest prior to maturity).

Under the market discount rules, a U.S. holder is required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of any accrued market discount that has not previously been included in income.  If the note is disposed of in a nontaxable transaction (other than certain specified nonrecognition transactions), accrued market discount will be includible as ordinary income to the U.S. holder as if the U.S. holder had sold the note at its then fair market value.  In addition, the U.S. holder may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the note.

Market discount accrues ratably during the period from the date of acquisition to the maturity of a note, unless the U.S. holder elects to accrue it under the constant yield method.  A U.S. holder of a note may elect to include market discount in income currently as it accrues (either ratably or under the constant yield method), in which case the rule described above regarding deferral of interest deductions will not apply.  The election to include market discount currently applies to all market discount obligations acquired during or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS.  If an election is made to include market discount in income currently, the basis of the note in the hands of the U.S. holder will be increased by the market discount thereon as it is included in income.

A U.S. holder that purchases a note having original issue discount, other than a contingent payment debt instrument, for an amount exceeding its “adjusted issue price” (which is described above under “— Original Issue Discount”) and less than or equal to the sum of all remaining amounts payable on the note other than payments of qualified stated interest will be treated as having purchased the note with acquisition premium.  The amount of original issue discount that the U.S. holder must include in gross income with respect to such note will be reduced in the proportion that the excess bears to the original issue discount remaining to be accrued as of the note’s acquisition and ending on the stated maturity date.  Rather than apply the above fraction, the U.S. holder that, as discussed below, elects to treat all interest as original issue discount would treat the purchase at an acquisition premium as a purchase at an original issuance and calculate original issue discount accruals on a constant yield to maturity.

A U.S. holder that acquires a note, other than a contingent payment debt instrument, for an amount that is greater than the sum of all remaining amounts payable on the note other than payments of qualified stated interest will be treated as having purchased the note at a bond premium and will not be required to include any original issue discount in income.  A U.S. holder generally may elect to amortize bond premium.  The election to amortize bond premium must be made with a timely filed federal income tax return for the first taxable year to which the U.S. holder wishes the election to apply.

If bond premium is amortized, the amount of interest that must be included in the U.S. holder’s income for each period ending on an interest payment date or on stated maturity, as the case may be, will be reduced by the portion of bond premium allocable to such period based on the note’s yield to maturity (or, in certain circumstances, until an earlier call date) determined by using the U.S. holder’s basis of the note, compounding at the close of each accrual period.  If the bond premium allocable to an accrual period is in excess of qualified stated interest allocable to that period, the excess may be deducted to the extent of prior income inclusions and is then carried to the next accrual period and offsets qualified stated interest in such period.  If an election to amortize bond premium is not made, a U.S. holder must include the full amount of each interest payment in income in accordance with its regular method of accounting and will receive a tax benefit from the premium only in computing its gain or loss upon the sale or other disposition or payment of the principal amount of the note.

An election to amortize bond premium will apply to amortizable bond premium on all notes and other bonds, the interest on which is includible in the U.S. holder’s gross income, held at the beginning of the U.S. holder’s first taxable year to which the election applies or thereafter acquired, and may be revoked only with the consent of the IRS.  The election to treat all interest as original issue discount is treated as an election to amortize premium.  Special rules may apply if a note is subject to call prior to maturity at a price in excess of its stated redemption price at maturity.

Election to Treat All Interest and Discount as Original Issue Discount (Constant Yield Method).  A U.S. holder of a note may elect to include in income all interest and discount (including de minimis original issue discount and de minimis market discount), as adjusted by any premium with respect to the note, based on a constant yield method, which is described above under “— Original Issue Discount.”  The election is made for the taxable year in which the U.S. holder acquired the note, and it may not be revoked without the consent of the IRS.  If such election is made with respect to a note having market discount, the U.S. holder will be deemed to have elected currently to include market discount on a constant yield basis with respect to all debt instruments having market discount acquired during the year of election or thereafter.  If made with respect to a note having amortizable bond premium, the U.S. holder will be deemed to have made an election to amortize premium generally with respect to all debt instruments having amortizable bond premium held by the U.S. holder during the year of election or thereafter.

Sale, Exchange, Redemption or Repayment of the Notes.  Upon the disposition of a note by sale, exchange, redemption, repayment of principal at maturity or other taxable disposition, a U.S. holder will generally recognize taxable gain or loss equal to the difference between (i) the amount realized on the disposition (other than amounts attributable to accrued but untaxed interest) and (ii) the U.S. holder’s adjusted tax basis in the note.  A U.S. holder’s adjusted tax basis in a note generally will equal the cost of the note (net of accrued interest) to the U.S. holder, increased by amounts includible in income as original issue discount or market discount, as described below (if the holder elects to include market discount in income on a current basis) and reduced by any amortized bond premium and any payments (other than payments of qualified stated interest) made on the note.

Because the note is held as a capital asset, such gain or loss (except to the extent that the market discount rules or the rules relating to short-term debt instruments otherwise provide) will generally constitute capital gain or loss.  Capital gains of individual taxpayers from the sale, exchange or other disposition of a note held for more than one year may be eligible for reduced rates of taxation.  The deductibility of a capital loss realized on the sale, exchange, or other disposition of a note is subject to limitations.

Contingent Payment Debt Instruments.  Certain notes that are treated as “contingent payment debt instruments” are subject to special rules.  The applicable pricing supplement will indicate whether we intend to treat a note as a contingent payment debt instrument.  If a contingent payment debt instrument is issued for cash or publicly traded property, original issue discount is determined and accrued under the “noncontingent bond method.”  Unless otherwise indicated in the applicable pricing supplement, we intend to treat all notes that are treated as contingent payment debt instruments as subject to the noncontingent bond method.

Under the noncontingent bond method, for each accrual period, U.S. holders of the notes accrue original issue discount equal to the product of (i) the “comparable yield” (adjusted for the length of the accrual period) and (ii) the “adjusted issue price” of the notes at the beginning of the accrual period.  This amount is ratably allocated to each day in the accrual period and is includible as ordinary interest income by a U.S. holder for each day in the accrual period on which the U.S. holder holds the contingent payment debt instrument, whether or not the amount of any payment is fixed or determinable in the taxable year.  Thus, the noncontingent bond method may result in recognition of income prior to the receipt of cash.

In general, the comparable yield of a contingent payment debt instrument is equal to the yield at which the issuer would issue a fixed rate debt instrument with terms and conditions similar to those of the contingent payment debt instrument, including level of subordination, term, timing of payments, and general market conditions.  For example, if a hedge of the contingent payment debt instrument is available that, if integrated with the contingent payment debt instrument, would produce a “synthetic debt instrument”  with a specific yield to maturity, the comparable yield will be equal to the yield of the synthetic debt instrument.  However, if such a hedge is not available, but similar fixed rate debt instruments of the issuer are traded at a price that reflects a spread above a benchmark rate, the comparable yield is the sum of the benchmark rate on the issue date and the spread.  The applicable pricing supplement will either provide the comparable yield, or investors can obtain the comparable yield of the notes by contacting Structured Equity Derivatives - Structuring HSBC Bank USA, National Association, 452 Fifth Avenue, 3rd Floor, New York, NY 10018.

The adjusted issue price at the beginning of each accrual period is generally equal to the issue price of the note plus the amount of original issue discount previously includible in the gross income of the U.S. holder less any noncontingent payment and the projected amount of any contingent payment contained in the projected payment schedule (as described below) previously made on the contingent payment debt instrument.  If a note provides for noncontingent payments that exceed the amount that a holder would be required to accrue (without regard to any negative or positive adjustments), we intend to treat the excess as a nontaxable return of principal that will, in turn, reduce the “adjusted issue price” of the notes.

In addition to the determination of a comparable yield, the noncontingent bond method requires the construction of a projected payment schedule.  The projected payment schedule includes all noncontingent payments, and projected amounts for each contingent payment to be made under the contingent payment debt instrument that are adjusted to produce the comparable yield.  The applicable pricing supplement will either provide such projected payment schedule, or investors can obtain the projected payments schedule by contacting Structured Equity Derivatives - Structuring HSBC Bank USA, National Association, 452 Fifth Avenue, 3rd Floor, New York, NY 10018.  The projected payment schedule remains fixed throughout the term of the contingent payment debt instrument.  A U.S. holder is required to use the issuer’s projected payment schedule to determine its interest accruals and adjustments, unless the U.S. holder determines that the issuer’s projected payment schedule is unreasonable, in which case the U.S. holder must disclose its own projected payment schedule in connection with its federal income tax return and the reason(s) why it is not using the issuer’s projected payment schedule.

If the actual amounts of contingent payments are different from the amounts reflected in the projected payment schedule, a U.S. holder is required to make adjustments in its original issue discount accruals when such amounts are paid.  Adjustments arising from contingent payments that are greater than the assumed amounts of those payments are referred to as “positive adjustments”; adjustments arising from contingent payments that are less than the assumed amounts are referred to as “negative adjustments.”  Positive and negative adjustments are netted for each taxable year with respect to each note.  Any net positive adjustment for a taxable year is treated as additional original issue discount income of the U.S. holder.  Any net negative adjustment reduces any original issue discount on the note for the taxable year that would otherwise accrue.  Any excess is then treated as a current-year ordinary loss to the U.S. holder to the extent of original issue discount accrued in prior years.  The balance, if any, is treated as a negative adjustment in subsequent taxable years.  Finally, to the extent that it has not previously been taken into account, an excess negative adjustment reduces the amount realized upon a sale, exchange, or retirement of the note.

If all or a portion of the holder’s payment at maturity becomes fixed and determinable at any time more than six months prior to the maturity date, a U.S. holder may be required to take into account a positive or negative adjustment on the date the payment becomes fixed and determinable. If the payment on the maturity date is certain to be greater than the contingent payment for the maturity date that is reflected on the projected payment schedule, the U.S. holder may be required to treat the difference between the net present value of the payment that is certain to be paid on the maturity date and the net present value of the contingent payment for the maturity date that is reflected on the projected payment schedule (each net present value determined by discounting the amount to the date on which the payment at maturity becomes fixed) as a positive adjustment that is recognized on that date.  In this event, if that date is prior to the taxable year that includes the maturity date, the taxable amount will exceed the amount that would have been included in income in the year had the positive adjustment not occurred and will exceed the cash payments on the note in that year.  In addition, in this event, the projected contingent payment for the maturity date that is reflected in the projected payment schedule will be increased by the absolute difference between the payment that is certain to be paid on the maturity date and the contingent payment for the maturity date that is reflected on the projected payment schedule. If, on the other hand, the payment that is certain to be paid on the maturity date is less than the contingent payment for the maturity date that is reflected on the projected payment schedule, then a U.S. holder may be permitted to treat the difference between the net present value of the payment that is certain to be paid on the maturity date and the net present value of the contingent payment for the maturity date that is reflected on the projected payment schedule (each net present value determined by discounting the amount to the date on which the payment at maturity becomes fixed) as a negative adjustment that is recognized on that date, treated as described above.  In addition, in this event, the projected contingent payment for the maturity date that is reflected in the projected payment schedule would be decreased by the absolute difference between the payment that is certain to be paid on the maturity date and the contingent payment that is reflected in the projected payment schedule.  However, the ability of U.S. holders to claim the ordinary loss is not free from doubt.

A U.S. holder’s basis in a contingent payment debt instrument is increased by the projected contingent payments accrued by the holder under the projected payment schedule (as determined without regard to adjustments made to reflect differences between actual and projected payments) and reduced by the amount of any non-contingent payments and the projected amount of any contingent payments previously made.  Gain on the sale, exchange or other taxable disposition of a contingent payment debt instrument generally is treated as ordinary income.  Loss, on the other hand, is treated as ordinary only to the extent of the U.S. holder’s prior net original issue discount inclusions (i.e., reduced by the total net negative adjustments previously allowed to the U.S. holder as an ordinary loss) and capital to the extent in excess thereof.  The deductibility of a capital loss realized on the sale, exchange or other taxable disposition of a note is subject to limitations.

A U.S. holder that purchases a note for an amount other than the issue price of the note will be required to adjust its original issue discount inclusions to account for the difference.  These adjustments will affect the U.S. holder’s basis in the note.  Reports to U.S. holders may not include these adjustments.  U.S. holders that purchase notes at other than the issue price should consult their tax advisors regarding these adjustments.

Prospective investors should consult their own tax advisors with respect to the application of the contingent payment debt instrument provisions to notes.

Amortizing Notes.  Payments received pursuant to an amortizing note may consist of both a principal and an interest component.  The principal component will generally constitute a tax-free return of capital that will reduce a U.S. holder’s adjusted tax basis in the note.

Foreign Currency Notes.  Certain notes that are denominated in or indexed to a foreign currency are subject to special rules.  The applicable pricing supplement will indicate whether we intend to treat the notes as subject to these special rules.  The following discussion summarizes the principal federal income tax consequences of owning a note that is denominated in or indexed to a foreign currency (other than a currency described in this section that is considered “hyperinflationary”), and is not a contingent payment debt instrument or a dual currency note.  Special federal income tax considerations applicable to notes that are denominated in or indexed to a hyperinflationary currency, are contingent payment debt instruments, or are dual currency notes, will be discussed in the applicable pricing supplement.

In general, a U.S. holder that uses the cash method of accounting and holds a note will be required to include in income the U.S. dollar value of the amount of interest income received, whether or not the payment is received in U.S. dollars or converted into U.S. dollars.  The U.S. dollar value of the amount of interest received is the amount of the interest paid in the foreign currency, translated into U.S. dollars at the spot rate on the date of receipt.  The U.S. holder will not have exchange gain or loss on the interest payment itself, but may have exchange gain or loss when it disposes of any foreign currency received.

A U.S. holder that uses the accrual method of accounting is generally required to include in income the dollar value of interest accrued during the accrual period.  Accrual basis U.S. holders may determine the amount of income recognized with respect to such interest in accordance with either of two methods.  Under the first method, the dollar value of accrued interest is translated at the average rate for the interest accrual period (or, with respect to an accrual period that spans two taxable years, the partial period within the taxable year).  For this purpose, the average rate is the simple average of spot rates of exchange for each business day of such period or other average exchange rate for the period reasonably derived and consistently applied by the U.S. holder.  Under the second method, a U.S. holder can elect to accrue interest at the spot rate on the last day of the interest accrual period (in the case of a partial accrual period, the last day of the taxable year) or, if the last day of an interest accrual period is within five business days of the receipt, the spot rate on the date of receipt.  Any such election will apply to all debt instruments held by the U.S. holder and is irrevocable without the consent of the IRS.  An accrual basis U.S. holder will recognize exchange gain or loss, as the case may be, on the receipt of a foreign currency interest payment if the exchange rate on the date payment is received differs from the rate applicable to the previous accrual of that interest income.  The foreign currency gain or loss will generally be treated as U.S. source ordinary income or loss.

Original issue discount on a note described in this section is determined in the foreign currency and is translated into U.S. dollars in the same manner that an accrual basis U.S. holder accrues stated interest.  Exchange gain or loss is determined when original issue discount is considered paid to the extent the exchange rate on the date of payment differs from the exchange rate at which the original issue discount was accrued.

The amount of market discount on a note described in this section includible in income will generally be determined by computing the market discount in the foreign currency and translating that amount into dollars at the spot rate on the date the note is retired or otherwise disposed of.  If the U.S. holder accrues market discount currently, the amount of market discount which accrues during any accrual period is determined in the foreign currency and translated into U.S. dollars on the basis of the average exchange rate in effect during the accrual period.  Exchange gain or loss may be recognized to the extent that the rate of exchange on the date of the retirement or disposition of the note differs from the exchange rate at which the market discount was accrued.

Amortizable bond premium on a note described in this section is computed in units of foreign currency and, if the U.S. holder elects, will reduce interest income in units of foreign currency.  At the time amortized bond premium offsets interest income (i.e., the last day of the tax year in which the election is made and the last day of each subsequent tax year), exchange gain or loss with respect to amortized bond premium is recognized and is measured by the difference between exchange rates at that time and at the time of the acquisition of the note.

With respect to the sale, exchange, retirement or other disposition of a note denominated in a foreign currency, the foreign currency amount realized will be considered to be first, the payment of accrued but unpaid interest (on which exchange gain or loss is recognized as described above); second, accrued but unpaid original issue discount (on which exchange gain or loss is recognized as described above); and, finally, as receipt of principal.  With respect to principal, exchange gain or loss is equal to the difference between (i) the foreign currency principal amount translated on the date the payment is received or the date of disposition and (ii) the foreign currency principal amount translated on the date the note was acquired, or deemed acquired.  Exchange gain or loss computed on accrued interest, original issue discount, market discount and principal is realized, however, only to the extent of total gain or loss on the transaction.  The conversion of U.S. dollars into a foreign currency and the immediate use of that currency to purchase a note described in this section generally will not result in a taxable gain or loss for a U.S. holder.

Certain Other Debt Securities.  Certain notes may be subject to special rules.  The applicable pricing supplement will discuss the principal federal income tax consequences with respect to notes that are subject to special rules, including notes that provide for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies relating to payments of interest or of principal.

Certain Equity-Linked Notes

Certain Notes Treated as a Put Option and a Deposit.  We may treat certain notes as consisting of a put option and a deposit for federal income tax purposes.  The applicable pricing supplement will indicate whether we intend to treat the notes as consisting of a put option and a deposit for federal income tax purposes.  This section describes the federal income tax consequences of the purchase, beneficial ownership and disposition of a note that we intend to treat as consisting of a put option and a deposit.

There are no regulations, published rulings or judicial decisions addressing the treatment for federal income tax purposes of notes with terms that are substantially the same as the notes described in this section.  We intend to treat each note described in this section as consisting of a put option (the “Put Option”) that requires the holder to purchase the equities referenced in the note (the “Reference Shares”) from us for an amount equal to the principal amount of the note if certain conditions are satisfied, and a deposit with us of cash, in an amount equal to the principal amount of the note (the “Deposit”) to secure the U.S. holder’s potential obligation to purchase the Reference Shares.  Pursuant to the terms of the notes, each holder agrees to such treatment for all federal income tax purposes.  Except for the possible alternative treatments described below, the balance of this summary assumes that the notes are so treated.

We intend to treat a portion of the stated interest payments on a note described in this section as interest or original issue discount on the Deposit, and the remainder as put premium in respect of the Put Option (the “Put Premium”).  The portion of the stated interest rate on a note described in this section that constitutes interest or original issue discount on the Deposit and the portion that constitutes Put Premium will be specified in the applicable pricing supplement.

If the term of a note described in this section is more than one year, U.S. holders should include the portion of the stated interest payments on the note that is treated as interest in income, as described above under “—Payments of Interest.”  If any portion of the stated interest payments on a note described in this section is treated as original issue discount its treatment will be as described above under “—Original Issue Discount.”

If the term of a note described in this section is one year or less, the Deposit should be treated as a short-term obligation as described above under “—Short-Term Debt Instruments.”

The Put Premium should not be taxable to a U.S. holder upon its receipt.  If the Put Option expires unexercised, the U.S. holder should recognize the total Put Premium received as short-term capital gain at such time.

If the Put Option is exercised and a U.S. holder receives Reference Shares, the U.S. holder should not recognize any gain or loss with respect to the Put Option (other than with respect to cash received in lieu of fractional shares, as described below).  In this event, the U.S. holder should have an adjusted tax basis in all Reference Shares received (including for this purpose any fractional shares) equal to the Deposit, plus accrued but unpaid interest or discount, as applicable, on the Deposit less the total Put Premium received.  The U.S. holder’s holding period for any Reference Shares received should start on the day after the delivery of the Reference Shares.  The U.S. holder should generally recognize a short-term capital gain or loss with respect to cash received in lieu of fractional shares in an amount equal to the difference between the amount of such cash received and the U.S. holder’s basis in the fractional shares, which is equal to the U.S. holder’s basis in all of the Reference Shares (including the fractional shares), times a fraction, the numerator of which is the fractional shares and the denominator of which is all of the Reference Shares (including fractional shares).

In we elect to cash settle the Put Option, a U.S. holder should generally recognize a short-term capital gain or loss equal to (i) the amount of cash received less (ii) the amount of the Deposit, plus accrued but unpaid acquisition discount or original issue discount on the Deposit, less the total Put Premium received.

Upon the exercise or cash settlement of a Put Option, a cash method U.S. holder of a short-term obligation that does not elect to accrue acquisition discount in income currently will recognize ordinary income equal to the accrued and unpaid acquisition discount.

Upon a sale, or other taxable disposition of a note described in this section for cash, a U.S. holder should allocate the cash received between the Deposit and the Put Option on the basis of their respective values on the date of sale.  The U.S. holder should generally recognize gain or loss with respect to the Deposit in an amount equal to the difference between the amount of the sales proceeds allocable to the Deposit (less accrued and unpaid “qualified stated interest” or accrued acquisition discount that the U.S. holder has not included in income, which will be treated as ordinary interest income) and the U.S. holder’s adjusted tax basis in the Deposit (which will generally equal the initial purchase price of the note increased by any accrued acquisition discount or original issue discount previously included in income on the Deposit and decreased by the amount of any payment (other than an interest payment that is treated as qualified stated interest) received on the Deposit).  Such gain or loss should be capital gain or loss and should be long-term capital gain or loss if the U.S. holder has held the Deposit for more than one year at the time of such disposition.  The ability of U.S. holders to use capital losses to offset ordinary income is limited.  If the Put Option has a positive value on the date of a sale of a note, the U.S. holder should recognize short-term capital gain equal to the portion of the sale proceeds allocable to the Put Option plus any previously received Put Premium.  If the Put Option has a negative value on the date of sale, the U.S. holder should be treated as having paid the buyer an amount equal to the negative value in order to assume the U.S. holder’s rights and obligations under the Put Option.  In such a case, the U.S. holder should recognize a short-term capital gain or loss in an amount equal to the difference between the total Put Premium previously received and the amount of the payment deemed made by the U.S. holder with respect to the assumption of the Put Option.  The amount of the deemed payment will be added to the sales price allocated to the Deposit in determining the gain or loss in respect of the Deposit.  The ability of U.S. holders to use capital losses to offset ordinary income is limited.

U.S. holders should consult the offering documents for the Reference Shares for the federal income tax treatment of acquiring, owning and selling the Reference Shares.

Although we intend to treat each note described in this section as a Deposit and a Put Option, there are no regulations, published rulings or judicial decisions addressing the characterization of securities with terms that are substantially the same as those of the notes described in this section, and therefore the notes could be subject to some other characterization or treatment for federal income tax purposes.  For example, the notes could be treated as contingent payment debt instruments for federal income tax purposes.  In this case, in general, U.S. holders should be treated as described above under “—Contingent Payment Debt Instruments.”

Other characterizations and treatments of notes described in this section are possible.  Prospective investors in the notes described in this section should consult their tax advisors as to the tax consequences to them of purchasing notes described in this section, including any alternative characterizations and treatments.

Certain Notes Treated as Forward Contracts or Executory Contracts.  We may treat certain notes as a forward contract or executory contract for federal income tax purposes.  The applicable pricing supplement will indicate whether we intend to treat a note as a forward contract or executory contract for federal income tax purposes.  This section describes the principal federal income tax consequences of the purchase, beneficial ownership and disposition of a note that we intend to treat as a forward contract or executory contract.

There are no regulations, published rulings or judicial decisions addressing the treatment for federal income tax purposes of notes with terms that are substantially the same as those described in this section.  Accordingly, the proper federal income tax treatment of the notes described in this section is uncertain.  Under one approach, the notes would be treated as pre-paid cash-settled forward contracts or executory contracts with respect to the reference index or asset.  We intend to treat each note described in this section consistent with this approach, and pursuant to the terms of the notes, each holder agrees to such treatment for all federal income tax purposes.  Except for the possible alternative treatments described below, the balance of this summary assumes that the notes described in this section are so treated.

Unless otherwise indicated in the applicable pricing supplement, if a note that is treated as a forward contract or executory contract provides for current interest payments, we intend to treat that interest as ordinary income at the time it accrues or is received in accordance with the U.S. holder’s normal method of accounting for tax purposes.

A U.S. holder’s tax basis in a note described in this section generally will equal the U.S. holder’s cost for the note.  Upon receipt of cash upon maturity or redemption and upon the sale, exchange or other disposition of the note, a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized at maturity or on the redemption, sale, exchange or other disposition and the U.S. holder’s tax basis in the note.  Any such gain upon the maturity, redemption, sale, exchange or other disposition of the note generally will constitute capital gain.  Capital gain of non-corporate taxpayers from the maturity, redemption, sale, exchange or other disposition of a non-principal protected note held for more than one year may be eligible for reduced rates of taxation.  Any loss from the maturity, redemption, sale, exchange or other disposition of a non-principal protected note will generally constitute a capital loss.  The ability of U.S. holders to use capital losses to offset ordinary income is limited.

Although we intend to treat each note described in this section as a pre-paid cash-settled forward contract or executory contract as described above, there are no regulations, published rulings or judicial decisions addressing the characterization of securities with terms that are substantially the same as those of the notes described in this section, and therefore the notes could be subject to some other characterization or treatment for federal income tax purposes.  For example, the notes could be treated as “contingent payment debt instruments” for federal income tax purposes.  In this case, in general, U.S. holders should be treated as described above under “—Contingent Payment Debt Instruments.”

In addition, certain proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain “notional principal contracts.” The preamble to the proposed regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence.  While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations indicates that similar timing issues exist in the case of prepaid forward contracts.  If the IRS or the U.S. Treasury Department publishes future guidance requiring current economic accrual for contingent payments on prepaid forward contracts, it is possible that a U.S. holder could be required to accrue income over the term of the notes described in this section.

In addition, it is possible that the notes could be treated as representing an ownership interest in the reference index or asset for federal income tax purposes, in which case a U.S. holder’s federal income tax treatment could be different than described above.

Finally, if a reference asset or index, or one or more of the entities included in a reference asset or index, are treated as a "real estate investment trust" ("REIT"),  partnership, trust, or "passive foreign investment company" ("PFIC") for U.S. federal income tax purposes, or otherwise as a "pass-thru entity" for purposes of section 1260 of the Code, it is possible that U.S. holders will be subject to the "constructive ownership" rules of section 1260 of the Code.  Moreover, section 1260 of the Code authorizes the Treasury Department to promulgate regulations (possible with retroactive effect) to expand the application of the section 1260 of the Code.  If section 1260 applies to a note, the portion of any gain recognized on the sale, exchange, maturity, or other taxable disposition of the note that would be treated as long-term capital gain and relates to a pass-through entity (or if section 1260 is expanded by regulations, to such other entity) could be treated as ordinary income and subject to an interest charge.  It is possible that these rules could apply, for example, to recharacterize long-term capital gain on the notes to the extent that a U.S. holder's return reflects dividend income or the U.S. holder would have recognized short-term capital gain  (rather than long-term capital gain) had the holder owned the reference asset or the constituents of the index by reason of, for example, a rebalancing of the reference asset or index.  Finally, other alternative federal income tax characterizations or treatments of the notes described in this section are possible, and if applied could also affect the timing and the character of the income or loss with respect to the notes.

Prospective investors in the notes described in this section should consult their tax advisors as to the tax consequences to them of purchasing the notes, including any alternative characterizations and treatments.

Tax Treatment of Non-U.S. Holders

Payments on the notes to non-U.S. holders will not be subject to federal withholding tax if the following conditions are satisfied:

•	the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the non-U.S. holder is not a controlled foreign corporation for federal income tax purposes that is related to us through actual or constructive ownership;

•	the non-U.S. holder is not a bank receiving interest on a loan made in the ordinary course of its trade or business;

•
interest payable on the notes is either (a) not determined by reference to any receipts, sales or other cash flow, income or profits, change in the value of any property of, or any dividend or similar payment made by us or a person related to us, within the meaning of Code section 871(h)(4)(A) or (b) determined by reference to changes in the value of actively traded property or an index of the value of actively traded property within the meaning of section 871(h)(4)(C)(v) of the Code; and

•
the payments are not effectively connected with a trade or business conducted by the non-U.S. holder in the United States and either (a) the non-U.S. holder provides a correct, complete and executed IRS Form W-8BEN or Form W-8IMY (or successor form) with appropriate attachments, or (b) the non-U.S. holder holds its note through a qualified intermediary (generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS) which has provided an IRS Form W-8IMY and has received documentation upon which it can rely to treat the payment as made to a foreign person.

The applicable pricing supplement will indicate whether we expect that any property will be treated as actively traded or any index will reference actively traded property within the meaning of section 871(h)(4)(C)(v).  If any of these conditions are not satisfied, interest (including original issue discount) on the notes may be subject to a 30% withholding tax, unless an income tax treaty reduces or eliminates the tax or the interest is effectively connected with the conduct of a U.S. trade or business and, in either case, certain certification requirements are met.  If such non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

In general, gain realized on the sale, exchange or retirement of the notes by a non-U.S. holder will not be subject to federal income tax, unless:

•	the gain with respect to the notes is effectively connected with a trade or business conducted by the non-U.S. holder in the United States, or

•
the non-U.S. holder is a nonresident alien individual who holds the notes as a capital asset and is present in the United States for more than 182 days in the taxable year of the sale and certain other conditions are satisfied.

If the gain realized on the sale, exchange or retirement of the notes by the non-U.S. holder is described in either of the two preceding bullet points, the non-U.S. holder may be subject to federal income tax with respect to the gain except to the extent that an income tax treaty reduces or eliminates the tax and the appropriate documentation is provided.

Non-U.S. holders that receive Reference Shares should consult the offering documents for the Reference Shares for the federal income tax treatment of acquiring, owning and selling the Reference Shares.

A note held by an individual who at death is a non-U.S. holder will not be includible in the individual’s gross estate for federal estate tax purposes if the individual would not be subject to any federal income or withholding tax with respect to income or gain on the note or reverse convertible note.

Non-U.S. holders should consult the offering documents for the Reference Shares for the federal estate tax treatment of acquiring, owning and selling the Reference Shares.

Notice 2008-2

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or prepaid forward contract (which may include a note that we intend (and you agree) to treat as a forward or other executory contract, or as a put and a deposit, for U.S. federal income tax purposes) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual.  Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of such a note is required to accrue income in respect of the note prior to the receipt of payments under the note or its earlier sale.  Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a note as ordinary income (including gain on a sale).  Finally, it is possible that a non-U.S. holder of the note could be subject to U.S. withholding tax in respect of a note.  It is unclear whether any regulations or other guidance would apply to the notes (possibly on a retroactive basis).  Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the federal income tax treatment of the notes.

Information Reporting and Backup Withholding

Distributions made on the notes and proceeds from the sale of notes to or through certain brokers may be subject to a “backup” withholding tax on “reportable payments” unless, in general, the noteholder complies with certain procedures or is an exempt recipient.  Any amounts so withheld from distributions on the notes generally will be refunded by the IRS or allowed as a credit against the noteholder’s federal income tax, provided the noteholder makes a timely filing of an appropriate tax return or refund claim.

Reports will be made to the IRS and to holders that are not excepted from the reporting requirements.

THE PRECEDING DISCUSSION IS ONLY A SUMMARY OF CERTAIN OF THE TAX IMPLICATIONS OF AN INVESTMENT IN NOTES.  PROSPECTIVE INVESTORS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS PRIOR TO INVESTING TO DETERMINE THE TAX IMPLICATIONS OF SUCH INVESTMENT IN LIGHT OF EACH SUCH INVESTOR’S PARTICULAR CIRCUMSTANCES.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We are offering the notes on a continuing basis through the agent.  In addition, we may offer the notes through certain other agents to be named in the applicable pricing supplement.  The agent has agreed and any additional agents will agree to use reasonable efforts to solicit offers to purchase the notes.  We will have the sole right to accept offers to purchase the notes and may reject any offer in whole or in part.  Each agent may reject, in whole or in part, any offer it solicited to purchase the notes.  We will pay an agent, in connection with sales of these notes resulting from a solicitation that the agent made or an offer to purchase the agent received, a commission as set forth in the applicable pricing supplement.

We may also sell the notes to the agent as principal for its own account at discounts to be agreed upon at the time of sale as disclosed in the applicable pricing supplement.  The agent may resell the notes to investors and other purchasers at a fixed offering price or at prevailing trading levels or prices, or prices related thereto at the time of resale or otherwise, as the agent determines and as we will specify in the applicable pricing supplement.  The agent may offer the notes it has purchased as principal to other dealers.  The agent may sell the notes to any dealer at a discount, and unless otherwise specified in the applicable pricing supplement, the discount allowed to any dealer will not be in excess of the discount the agent will receive from us.  After the initial public offering of notes that the agent is to resell on a fixed public offering price basis, the agent may change the public offering price, concession and discount.

The agent may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended.  We and the agent have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities.  We have also agreed to reimburse the agent for specified expenses.

Unless otherwise provided in the applicable pricing supplement, we do not intend to apply for the listing of these notes on a national securities exchange.  The agent may make a market in the notes or, if separable, any other securities included in units, as applicable laws and regulations permit.  The agent is not obligated to do so, however, and the agent may discontinue making a market at any time without notice.  No assurance can be given as to the liquidity of any trading market for the notes or, if separable, any other securities included in units.

HSBC Securities (USA) Inc. is our wholly owned subsidiary.  To the extent it is named in the applicable pricing supplement, each offering of the notes will be conducted in compliance with the requirements of NASD Rule 2720 of FINRA regarding a FINRA member firm’s distributing the securities of an affiliate.  Following the initial distribution of the notes, each agent may offer and sell those notes in the course of its business as a broker-dealer.  An agent may act as principal or agent in those transactions and may make any sales at varying prices related to prevailing trading levels or prices at the time of sale or otherwise.  The agents are not obligated to make a market in any of the notes or any other securities included in units and may discontinue any market-making activities at any time without notice.